EXHIBIT 10.1
                   Schottenstein Bernstein Capital Group, LLC
                       1010 Northern Boulevard, Suite 330
                           Great Neck, New York 11021

                            Alco Capital Group, Inc.
                                745 Fifth Avenue
                            New York, New York 10151

                                                              October 10, 1996
Best Products Co., Inc.
1400 Best Plaza
Richmond, Virginia 23227
Attn: Mr. Daniel H. Levy

                  Re:      Best Products Co., Inc.

Gentlemen:

                  This letter sets forth the principal terms and conditions upon which Best Products Co., Inc. ("Best"), a debtor and debtor in possession under chapter 11 of the Bankruptcy Code, will sell and upon which Schottenstein Bernstein Capital Group, LLC and Alco Capital Group, Inc. or their designee (collectively, "SBA") will purchase substantially all of the assets of Best, as described herein. Upon finalization of the definitive documentation of the sale and related transactions described herein (the "Sale"), Best shall file a motion, in form and substance reasonably acceptable to SBA and containing such terms and conditions described below, in the Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court") pursuant to section 363(b) of the Bankruptcy Code seeking authority to consummate the Sale. As soon as practicable after the approval of the motion by the Bankruptcy Court, there shall be the closing of the Sale (the "Closing").

                  1. Structure. In connection with the Sale, SBA shall form a limited partnership or limited liability company, to be determined by SBA in its sole and absolute discretion (hereinafter, "Newco"). Simultaneously therewith, SBA shall form two special purpose entities (together, "SPE"), which shall be wholly owned and controlled by SBA, and which shall be the sole general and limited partners or two managing members, as the case may be, of Newco. SPE shall have a 100% interest in the ownership of Newco. The limited partnership agreement or limited liability company agreement for Newco shall provide for quarterly tax distributions to each partner or member, as the case may be, based on a fixed percentage of taxable income allocable to the equity interest of such partner or member (as the case may be), as long as Newco shall be treated as a partnership for tax purposes, which percentage shall be adjusted by the partners or members (as the case may be) as and when the factors upon which such percentage was originally based changes so as to reflect such changes; provided, however, that any such distribution shall be increased to the extent necessary to ensure that the tax distribution to such partner or member (as the case may be) relative to that of all partners or members (as the case may be) is in accordance with the percentage of the equity interest of such partner or member (as the case may be) in Newco. The Warrant (as defined in subparagraph 2(b) below and described in paragraph 11 below) shall contain a further covenant that no adjustments shall be made to such fixed percentage so long as the Warrant is outstanding. SBA represents and covenants that (i) neither SBA nor any affiliate of SBA owns any Best stock nor will become the owner of any Best stock so long as Newco or SBA has the right to acquire any additional assets from Best as contemplated hereunder; (ii) to the best of SBA's knowledge (with reasonable due diligence), no person that owns Best stock owns an equity interest in SBA; and
(iii) SBA shall use its best efforts to ensure that no person that owns Best stock will become the owner of an equity interest in SBA or Newco (other than through Best's ownership of the Warrant) for so long as Newco has the right to acquire any additional assets from Best as contemplated hereunder. For this purpose, ownership includes any indirect ownership taking into account the attribution rules of sections 267(c) and 707(b)(3) of the Internal Revenue Code.

                  1A. Initial Store Closing Sales. SBA and Best have entered into the initial store closing agreement (the "Initial Agreement") annexed hereto as Exhibit 1A, providing for the conduct of store closing sales (the "Initial Sales") in those 81 Best Stores (as defined in paragraph 8 below) identified on Exhibit A to the Initial Agreement (and no more than those 81 Best Stores) immediately following the entry of an order of the Bankruptcy Court approving and authorizing the Initial Agreement. If such Initial Agreement is approved by the Bankruptcy Court without competitive bidding of any nature or if such competitive bidding occurs but there is no change in the price, then SBA agrees that the Initial Sales shall be conducted for the benefit of Newco. If such Initial Agreement is not approved by the Bankruptcy Court without competitive bidding but the Court nonetheless enters an order authorizing SBA to conduct the Initial Sales at a bid that is a higher and better bid than under the Initial Agreement, then the Initial Sales shall be conducted by SBA for the sole and exclusive benefit of SBA.

                  2. Transfers.  The following transfers shall take place at the
Closing:

                  (a) SBA shall lend $395 million, subject to adjustment as set forth in subparagraph 2(c) below, to Newco (the "Loan"), which Loan shall be secured on a first priority basis by all of the assets of Newco. The Loan shall be due and payable on the fifth anniversary of the Closing. SBA shall be entitled to receive from Newco, in addition to the repayment of the Loan, (i) reimbursement, as and when incurred of all of its actual and out-of-pocket fees, costs and expenses (including, without limitation, interest and fees actually incurred by SBA in connection with any loan incurred by SBA in connection with the Loan, to the extent of the amount of the Loan) incurred in connection with the Loan, and (ii) a fee equal to 2% of the principal amount of the Loan, which fee shall be added to the principal balance of the Loan and be payable upon the maturity of the Loan, if not paid sooner. There shall be no required amortization of the Loan; provided, however, that all net operating cash flow of Newco in excess of those amounts which SPE determines, in the exercise of its sole and absolute discretion, to be reasonably necessary for the operation of Newco shall be applied, without the imposition of any prepayment penalty, from time to time as determined by SPE, to reduce the outstanding principal balance of the Loan. Any loan incurred by SBA in connection with the Loan shall be made by a third party lender that is not an affiliate of SBA, and no compensation shall be paid to any affiliate of SBA in connection with such loan.

                  (b) In exchange for the transfer and assignment to Newco, free and clear of any and all liens, claims, rights, interests, violations, hypothecations, pledges, equities and encumbrances, of all of Best's assets, including, without limitation, all cash, trade names and other intellectual property (the "Assets"), Newco shall (x) pay to Best $395 million, subject to adjustment as set forth in subparagraph 2(c) below, in cash (the "Transfer Price") and (y) issue to Best or, at Best's option, an entity (the "Entity") formed by Best a warrant, as described more fully in paragraph 11 below (the "Warrant"). The Assets shall not include (i) Best's owned real property (except for the Toledo and Chula Vista owned real property), (ii) real property leases, except those leases designated pursuant to paragraph 3 below, (iii) personal property leases (including, without limitation, furniture, fixture and equipment leases) and executory contracts, except those designated pursuant to paragraph 3A below, (iv) avoidance actions, and (v) the excluded assets set forth on the excluded asset schedule annexed hereto as Exhibit 2(b) (the "Excluded Assets"). Notwithstanding the foregoing, Best's inventory shall not be transferred and assigned to Newco at the Closing, but (i) Newco shall have the right to sell such inventory and retain all proceeds of any such sales, free and clear of liens, claims, rights, interests, encumbrances, hypothecations, pledges, violations and equities, and (ii) at the close of business on the first Saturday following the nine month anniversary of the Closing, Best shall convey title to all of Best's unsold inventory to Newco or its designee at no additional fee, cost or expense to Newco or its designee. Except as otherwise expressly provided herein, all liabilities or other obligations of Best shall remain with Best and shall not be transferred to Newco, and Best shall indemnify Newco and hold Newco harmless in respect of such liabilities and the failure of Best to duly and punctually perform any or all of its obligations under the definitive documents contemplated by this agreement after the expiration of any applicable notice and cure periods, if any.

                  (c) At or prior to Closing, the amount of each of the Loan and the Transfer Price shall be reduced by an amount which is equal to the "net proceeds to be paid pursuant to the Initial Agreement" and shall be increased by the total amount of Best's expenses in connection with the Initial Sales (which are not "Expenses of Sale" paid by "Agent" under the Initial Agreement (each as defined in the Initial Agreement)), without regard to any increased proceeds realized by Best as a result of competitive bidding. (Any increase in the amount of the net proceeds to be paid to Best as a result of competitive bidding under the Initial Agreement which results in a bid over and above the original bid contained in the Initial Agreement shall be for the benefit of Best.) In addition, to the extent that the book value of the Assets transferred to Newco upon Closing (exclusive of the inventory transferred under the Initial Agreement), as determined following the conduct of a physical inventory (the cost of which shall be shared equally by Best and Newco), deviates from the projected book value of the Assets at September 30, 1996 (exclusive of the inventory transferred under the Initial Agreement) as provided by Best to SBA prior to the execution of this letter, the amount of the Loan and the Transfer Price shall be adjusted by the percentage change outlined in the asset adjustment schedule annexed hereto as Exhibit 2(c) (the "Asset Adjustment Schedule"). In the event that Best is unable to transfer and assign to Newco any of the Assets described in subparagraph 2(b), each of the Loan and the Transfer Price shall be reduced by the value of any such Assets, as determined subject to and in accordance with the Asset Adjustment Schedule.

                  3.       Option Leases.

                  (a) For a period of nine months following the Closing, Newco shall have the right, which right may be exercised at any time and from time to time in its sole and absolute discretion, to request that Best, under section 365 of the Bankruptcy Code, assume and assign to Newco or a third party designated by Newco any or all of its real property leases (the "Option Leases") at no additional cost or expense to Newco other than cure amounts, subject to the provisions set forth below in this subparagraph 3(a) with respect to cure amounts; it being understood and agreed that the assumption and assignment of any one or more Option Leases to Newco shall not be subject to higher and better offers. Immediately following receipt of a written request delivered by Newco to Best, at any time and from time to time within such nine-month period, seeking the assumption and assignment of any Option Lease to Newco or a third party designated by Newco, Best shall use its best efforts to obtain the entry of an order of the Bankruptcy Court approving the assumption of the Option Leases identified in writing by Newco and the assignment of such Option Leases to Newco or a third party, as designated in writing by Newco; it being understood and agreed that the term "best efforts" as used in this subparagraph 3(a) shall not require Best to pay any funds or any cure amounts or assume any claims (subject to the provisions set forth below in this subparagraph 3(a) with respect to cure amounts), but shall require Best or its chapter 11 estate to expend or incur fees, costs and expenses for the payment of attorneys and other professionals whose services may reasonably be required by Newco in connection with the prosecution of any motion seeking the entry of any such order. Newco shall provide adequate assurance of future performance with respect to any Option Lease that Newco seeks to have assigned to it. Upon assignment of any Option Lease to Newco or a third party, such Option Lease shall no longer be treated as an Excluded Asset for purposes of this agreement, but rather shall constitute an Asset of Best transferred and assigned to Newco pursuant to the provisions of the documents contemplated by this agreement. Notwithstanding anything contained herein, Newco shall be entitled to keep and retain, at no additional fee, cost or expense to Newco of any nature (except for the payment of any cure amounts, subject to and in accordance with the provisions of the next sentence), as its sole and exclusive property and free and clear of any and all liens, claims, rights, interests, pledges, encumbrances, hypothecations, violations and equities, any and all proceeds generated by or resulting from the assignment of any one or more Option Leases to any one or more third parties. Newco shall pay any and all cure amounts under section 365(b)(1) of the Bankruptcy Code in respect of any of the Option Leases it elects to require Best to assume and assign to Newco or any third party, except that Best and Newco shall share equally the cure costs for any and all amounts, liabilities or any other obligations due and owing under the Option Leases prior to September 24, 1996 (or otherwise allocable to the period prior to September 24, 1996, including, without limitation, base rent, taxes and percentage rent), other than for repair and maintenance obligations. Notwithstanding anything contained herein, Best covenants and agrees to pay to the lessors under the Option Leases when due all amounts payable under the Option Leases from and after September 24, 1996 (or otherwise allocable to the period from and after September 24, 1996, including, without limitation, base rent, taxes and percentage rent), provided that Newco shall have reimbursed or advanced to Best, with respect to amounts payable or otherwise allocable to the period from and after the Closing, those amounts set forth in subparagraph 3(b)(x) below within the time period set forth in such subparagraph for such reimbursement or advance.

                  (b) (x) From and after the Closing, as consideration for Newco's right to use and occupy the premises covered by the Option Leases for the period from the Closing through and including the first Saturday following the nine month anniversary of the Closing, Newco shall reimburse or advance to Best, within three business days following the presentation of invoices by Best, amounts for the payment of rent, CAM, taxes, maintenance and repairs (as limited pursuant to subparagraph 3(c) below), all other amounts due and owing by Best under the Option Leases, and utilities and all other usual and customary operating costs incurred in connection with the Option Leases and consistent with Best's prior practices, and (y) from and after the date hereof, Best shall not extend, reject or otherwise terminate (or assume and assign to a third party, without Newco's prior written consent) any of the Option Leases until the earlier to occur, in the case of both
         (x) and (y), of (i) 14 days following the delivery by Newco to Best of written notice indicating that Newco waives its right to require Best to assume and assign to it or a third party (and, if applicable, directing Best to obtain the entry of an order rejecting) any one or more of the Option Leases specified therein, provided that Newco shall have been given the opportunity and the right to inspect and copy all of the Option Leases at least 20 days prior to the Closing, and (ii) the first Saturday following the nine month anniversary of the Closing. Upon the occurrence of either of the events specified in (i) and (ii) of the preceding sentence, (A) Newco shall have no further obligation or liability of any nature for any amounts payable to the lessor under the applicable Option Leases, or for any costs associated with the Best Stores (as defined in paragraph 8 below) to which such Option Leases relate (other than for repair and maintenance obligations for which the tenant is responsible under the applicable Option Lease and which were not set forth on the list to be furnished by SBA to Best pursuant to subparagraph 3(c) below), and (B) Best shall be solely responsible for all amounts payable or other obligations or liabilities that may be owed to the lessor under or in connection with such applicable Option Leases, including without limitation any damages resulting from the rejection of such Option Leases under section 365 of the Bankruptcy Code or otherwise (subject only to the provisions of paragraph 5 below), and for all costs associated with the Best Stores (as defined in paragraph 8 below) to which such Option Leases relate (other than for repair and maintenance obligations for which the tenant is responsible under the applicable Option Lease and which were not set forth on the list to be furnished by SBA to Best pursuant to subparagraph 3(c) below). If Newco fails to reimburse or advance to Best, within three business days following the presentation of invoices by Best, any of the amounts set forth in (x) of this subparagraph 3(b) (as limited pursuant to subparagraph 3(c) below) with respect to any Option Lease, then following the expiration of a five day cure period after receipt (notwithstanding the provisions of paragraph 19 below) by Newco of notice of such failure to reimburse or advance, Best shall be entitled to revoke Newco's right to use and occupy the premises covered by such Option Lease and to reject such Option Lease. Regardless of whether Newco directs Best to reject any one or more Option Leases at any time, the cost and expense of the rejection at any time of any one or more Option Leases, including the filing and prosecuting of any motions or other papers with respect to the same, shall be borne solely by Best and its chapter 11 estate and paid for solely by Best and its chapter 11 estate.

                  (c) Notwithstanding anything contained in subparagraph 3(b)(x) or elsewhere in this agreement, any obligation on the part of Newco (under any provision of this agreement) to pay for maintenance and repairs shall be limited as follows: SBA shall have the right to inspect all of the Option Lease premises and furniture, fixtures, equipment and other personalty that is the subject of the Personalty Leases (as defined in paragraph 3A below) prior to the Closing, and shall furnish Best at or prior to Closing with a written list setting forth any existing maintenance or repair problems with such Option Lease premises or such personalty. Subject to Best's right, acting reasonably, to challenge any item set forth on such list, Newco shall have no obligation, liability or responsibility of any nature for any of the repair or maintenance items set forth on the list, except in connection with an assumption of the Option Lease to which such repair or maintenance item relates. The definitive documents contemplated by this agreement shall contain the following representation and warranty with respect to the premises covered by the Option Leases: To the best of Best's knowledge (limiting such knowledge to Dan Levy, Ed Clingman and the director of facilities at Best), Best is not aware of any existing repair or maintenance problems with respect to any of the premises covered by the Option Leases or any of the furniture, fixtures, equipment and other personalty covered by the Personalty Leases, other than those problems set forth on a schedule to be annexed to such definitive documents.

                  (d) In addition, the Best Stores (as defined in paragraph 8) shall be delivered to Newco in a condition that they are each safely operable in a manner consistent with Best's standard past practices as retail stores at Closing; it being understood and agreed that if, for any reason or under any circumstance, any Best Store (including the Option Lease premises or any furniture, fixtures, equipment or other personalty material to the operation of such Best Store) shall not be safely operable at Closing in a manner consistent with Best's past practices, then Newco shall have the right to refuse to operate such Best Store by delivering notice of such refusal to Best. If Newco elects to deliver such notice to Best, then Best shall have the right to remedy the non-operable condition within 48 hours after notification. If Best elects not to, or is unable to, make the non-operable condition operable within such 48 hours, then Newco shall be under no obligation to pay any of the costs associated with the operation of such Best Store (including, without limitation, any amounts under any Option Lease or any Personalty Leases relating thereto) and Best shall pay for the inventory and moveable fixtures and related items located in such Best Store to be transferred to another Best Store mutually and reasonably agreed upon by Best and Newco.

                  3A.      Personalty Leases and Executory Contracts.

                  (a) For a period of nine months following the Closing, Newco shall have the right, which right may be exercised at any time and from time to time in its sole and absolute discretion, to request that Best, under section 365 of the Bankruptcy Code, assume and assign to Newco or a third party designated by Newco any or all of Best's furniture, fixture and equipment leases and executory contracts (collectively, the "Personalty Leases) at no additional cost or expense to Newco other than cure amounts, subject to the provisions set forth below in this subparagraph 3A(a) with respect to cure amounts; it being understood and agreed that the assumption and assignment of any one or more Personalty Leases to Newco shall not be subject to higher and better offers. Immediately following receipt of a written request delivered by Newco to Best, at any time and from time to time within such nine-month period, seeking the assumption and assignment of any Personalty Lease to Newco or a third party designated by Newco, Best shall use its best efforts to obtain the entry of an order of the Bankruptcy Court approving the assumption of the Personalty Leases identified in writing by Newco and the assignment of such Personalty Leases to Newco or a third party, as designated in writing by Newco; it being understood and agreed that the term "best efforts" as used in this subparagraph 3A(a) shall not require Best to pay any funds or any cure amounts or assume any claims (subject to the provisions set forth below in this subparagraph 3A(a) with respect to cure amounts), but shall require Best or its chapter 11 estate to expend or incur fees, costs and expenses for the payment of attorneys and other professionals whose services may reasonably be required by Newco in connection with the prosecution of any motion seeking the entry of any such order. Newco shall provide adequate assurance of future performance with respect to any Personalty Lease that Newco seeks to have assigned to it. Upon assignment of any Personalty Lease to Newco or a third party, such Personalty Lease shall no longer be treated as an Excluded Asset for purposes of this agreement, but rather shall constitute an Asset of Best transferred and assigned to Newco pursuant to the provisions of the documents contemplated by this agreement. Notwithstanding anything contained herein, Newco shall be entitled to keep and retain, at no additional fee, cost or expense to Newco of any nature (except for the payment of any cure amounts, subject to and in accordance with the provisions of the next sentence), as its sole and exclusive property and free and clear of any and all liens, claims, rights, interests, pledges, encumbrances, hypothecations, violations and equities, any and all proceeds generated by or resulting from the assignment of any one or more Personalty Leases to any one or more third parties. Newco shall pay any and all cure amounts under section 365(b)(1) of the Bankruptcy Code in respect of any of the Personalty Leases it elects to require Best to assume and assign to Newco or any third party, except that Best and Newco shall share equally the cure costs for any and all amounts, liabilities or other obligations due and owing under the Personalty Leases prior to September 24, 1996 (or otherwise allocable to the period prior to September 24, 1996). Notwithstanding anything contained herein, Best covenants and agrees to pay to the lessors or other non-Best parties under the Personalty Leases when due all amounts, liabilities or other obligations payable under the Personalty Leases from and after September 24, 1996 (or otherwise allocable to the period from and after September 24, 1996), provided that Newco shall have reimbursed or advanced to Best, with respect to amounts payable or otherwise allocable to the period from and after the Closing, those amounts set forth in subparagraph 3A(b)(x) below within the time period set forth in such subparagraph for such reimbursement or advance.

                  (b) (x) From and after the Closing, as consideration for Newco's right to use and occupy the personalty covered by the Personalty Leases for the period from the Closing through and including the first Saturday following the nine month anniversary of the Closing, Newco shall reimburse or advance to Best, within three business days following the presentation of invoices by Best, amounts for the payments due and owing by Best under the Personalty Leases (subject to the provisions of subparagraph 3(c) above, setting forth certain parameters with respect to Newco's obligation to pay maintenance and repairs), and (y) from and after the date hereof, Best shall not extend, reject or otherwise terminate (or assume and assign to a third party, without Newco's prior written consent) any of the Personalty Leases until the earlier to occur, in the case of both (x) and (y), of
         (i) 10 days following the delivery by Newco to Best of written notice indicating that Newco waives its right to require Best to assume and assign to it or a third party (and, if applicable, directing Best to obtain the entry of an order rejecting) any one or more of the Personalty Leases specified therein, provided that Newco shall have been given the opportunity and the right to inspect and copy all of the Personalty Leases at least 20 days prior to the Closing, and (ii) the first Saturday following the nine month anniversary of the Closing. Upon the occurrence of either of the events specified in (i) and (ii) of the preceding sentence, (A) Newco shall have no further obligation or liability of any nature for any amounts payable to the lessor or other non-Best party under the applicable Personalty Leases, and (B) Best shall be solely responsible for all amounts payable to the lessor or other non-Best party under or in connection with such applicable Personalty Leases, including without limitation any damages resulting from the rejection of such Personalty Leases under section 365 of the Bankruptcy Code or otherwise. If Newco fails to reimburse or advance to Best, within three business days following the presentation of invoices by Best, amounts for the payments due and owing by Best under any Personalty Lease (subject to the provisions of subparagraph 3(c) above, setting forth certain parameters with respect to Newco's obligation to pay maintenance and repairs), then following the expiration of a five day cure period after receipt (notwithstanding the provisions of paragraph 19 below) by Newco of notice of such failure to reimburse or advance, Best shall be entitled to revoke Newco's right to use the personalty covered by such Personalty Lease and to reject such Personalty Lease. Regardless of whether Newco directs Best to reject any one or more Personalty Leases at any time, the cost and expense of the rejection at any time of any one or more Personalty Leases, including the filing and prosecuting of any motions or other papers with respect to the same, shall be borne solely by Best and its chapter 11 estate and paid for solely by Best and its chapter 11 estate.

                  4. Store Closings. With respect to any of the Best Stores (as defined in paragraph 8 below) other than those covered by the Initial Agreement, Newco shall have the right to cause Best to conduct store closing sales, restructuring sales, going out of business sales or any other similarly named sales that Newco shall designate ("Closing Sales"), with Newco acting as Best's agent in connection with such Closing Sales, under the Best trade name (which shall be transferred and assigned to Newco pursuant to paragraph 2(b) above, provided, however, that Best shall retain the right to use the Best trade name solely for the purpose of conducting the Closing Sales with Newco acting as its agent) at any one or more of the Best Stores (as defined in paragraph 8 below), and the order approving the transactions contemplated herein shall provide for the conduct of such Closing Sales on terms mutually acceptable to Best and SBA. In connection with any such Closing Sales, Newco shall not incur any fees for a liquidator or other third party to assist in the Closing Sales, but may incur reasonable and customary expenses for the costs of supervisors, consultants and other expenses necessary, in Newco's sole and exclusive judgment, for the conduct of the Closing Sales. The Closing Sales may take place at any time and from time to time from and after the Closing up to and including the first Saturday following the nine (9) month anniversary of the Closing. Newco shall have the right to keep and retain as its sole and exclusive property all proceeds from the Closing Sales free and clear of any and all liens, claims, rights, interests, hypothecations, pledges, violations, equities and encumbrances. All expenses and liabilities attributable to the conduct of the Closing Sales shall be the sole responsibility of Newco; provided, however, that Newco shall have no responsibility for any lease rejection claims of any nature whether under section 365 of the Bankruptcy Code or otherwise, subject only to the provisions of paragraph 5 below. In order for the parties to accomplish the objectives of paragraphs 3, 3A and 4 of this agreement, Best hereby agrees to use its best efforts to obtain the entry by the Bankruptcy Court of an order (or, if such order cannot be obtained, additional orders) providing that the total time for Best to determine whether to assume or reject the Option Leases, as set forth in section 365(d)(4) of the Bankruptcy Code, shall be extended for a period of at least nine months from the Closing. If such 9-month extension under section 365(d)(4) cannot be obtained, despite the use by Best of its best efforts, Best shall have the right to elect not to proceed with the transactions contemplated by this agreement. Best's initial motion for the entry of an order, pursuant to section 365(d)(4) of the Bankruptcy Code, extending Best's time to assume or reject shall be scheduled and heard simultaneously with Best's motion for the entry of an order approving the transactions contemplated by this agreement.

                  5.       Lease Rejection Guarantee.

                  (a) At Closing,  SBA shall  deliver to Best a  guarantee  (the
         "Lease Rejection Guarantee") with respect to the allowed amount of the claims resulting from the rejection pursuant to section 365 of the Bankruptcy Code of the Option Leases, as such claims are limited by section 502(b)(6) of the Bankruptcy Code (the "Allowed Rejection Claims"). For purposes of this paragraph 5, the Allowed Rejection Claims shall not include any environmental claims or any liabilities, obligations, fees, costs or expenses relating to such environmental claims in any way. Pursuant to the Lease Rejection Guaranty, SBA shall guarantee that the amount of the Allowed Rejection Claims shall not exceed $40 million in the aggregate, subject to adjustment as set forth below (the "Floor"). If the Allowed Rejection Claims ultimately do exceed the Floor, then SBA shall be required to pay to Best the amount to be paid by Best under a confirmed plan of reorganization (taking into account the dividend rate on unsecured claims thereunder on a percentage basis) on account of the Allowed Rejection Claims in excess of the Floor; provided, however, that in no event and under no circumstance shall SBA be required to pay to Best any amounts to be paid by Best under a confirmed plan of reorganization on account of any Allowed Rejection Claims in excess of $65 million, subject to adjustment as set forth below (the "Ceiling"). If the Allowed Rejection Claims are less than the Floor, Best shall be required to pay to Newco that sum which is equal to the Floor minus the ultimate amount of the Allowed Rejection Claims in the aggregate multiplied by 50% multiplied by the ultimate amount of the distribution (on a percentage basis) to be paid by Best under a confirmed plan of reorganization to unsecured creditors on account of their claims as soon as practicable following confirmation of such plan.

                  (b) In exchange for the Lease Rejection Guarantee, Best shall pay to SBA a fee of $2 million payable at Closing (the "Guarantee Fee").

                  (c) If any Option Lease shall be assumed by Best and assigned to Newco, then each of the Floor, the Ceiling and the Guarantee Fee shall be adjusted downward in accordance with the mechanism set forth in Exhibit 5(c) annexed hereto; provided, however, if Newco requests that any Option Lease be assigned to it for the purpose of subletting the premises covered by such Option Lease to a third party on an arms-length basis, there shall be no such adjustment. If the Bankruptcy Court does not enter an order providing (or additional orders which in their aggregate provide) that the time for Best to determine whether to assume or reject any Option Lease, as set forth in section 365(d)(4) of the Bankruptcy Code, shall be extended for a total period of at least nine months from the Closing for each Option Lease, despite Best's best efforts to obtain the entry of such order (or orders), then each of the Floor, the Ceiling and the Guaranty Fee shall be adjusted in accordance with the mechanism set forth in Exhibit 5(c) annexed hereto for each such Option Lease for which such aggregate nine month extension period has not been obtained. Any amounts to be paid by each of SBA and Best to the other on account of the adjustments that may be made to the Guarantee Fee pursuant to the provisions of this subparagraph 5(c) shall be paid by SBA and Best as soon as practicable following confirmation of a plan of reorganization for Best.

                  (d) Subject to the provisions of the last sentence of subparagraph 3(b) above, the prosecution, defense and settlement of any and all rejection claims filed with respect to the Option Leases shall be controlled solely by Newco, acting reasonably. Except as provided below, any such prosecution, defense or settlement shall be performed by Best at Best's reasonable expense. To enable Newco to manage and control effectively the prosecution, defense and settlement of such rejection claims, Best shall regularly (and in no event less frequently than weekly) keep Newco apprised of the status of the litigation of any such claims and any settlement discussions relating thereto. If Best believes that Newco is not acting reasonably with respect to the prosecution, defense or settlement of any rejection claim relating to any Option Lease (including the expenditure of legal or other professional fees in connection with such prosecution, defense or settlement), then Best shall have the right to submit the issue of the reasonableness of such prosecution, defense or settlement (and the expenditure of such legal or other professional fees) to binding mediation. A single mediator for such binding mediation shall be selected by mutual agreement of Best and Newco from the judicial panel for the Bankruptcy Court for the Eastern District of Virginia or, in the absence of such a panel in the Bankruptcy Court for the Eastern District of Virginia, the Bankruptcy Court for the Southern District of New York. If Best and Newco are unable to agree on the selection of a mediator, the bankruptcy judge assigned to the Best Chapter 11 case shall select and appoint the mediator. The powers and decision of the mediator (whether selected by mutual agreement of Best and Newco or appointed by the bankruptcy judge) shall be final and binding. Any and all fees, costs and expenses (including, without limitation, the fees and expenses of attorneys and other professionals) incurred in connection with the prosecution, defense or settlement of any rejection claim filed with respect to any Option Lease shall be paid for solely by Best unless Newco shall have been determined to be the loser in any mediation relating to the prosecution, defense or settlement of such rejection claim (or the expenditure of legal or other professional fees in connection with such prosecution, defense or settlement), in which case Newco shall be responsible for all such fees, costs and expenses retroactive to the period from and after the commencement of the mediation. The loser in connection with the mediation of a particular rejection claim shall be solely responsible for the fees, costs and expenses of the mediator. If the mediator is able to effect a settlement between Best and Newco or if the mediator fails to render a decision with respect to the prosecution, defense or settlement of a particular rejection claim (or the expenditure of legal or other professional fees in connection with such prosecution, defense or settlement), the fees, costs and expenses of the mediator shall be shared equally by Best and Newco.

                  (e) To secure SBA's guarantee as provided in subparagraph 5(a) above, at the Closing, SBA shall deliver to Best a standby letter of credit in the amount of $10 million. The definitive documents relating to the transactions contemplated herein shall provide that the letter of credit shall (i) be from National City Bank Columbus, Wells Fargo or Chase Manhattan Bank; (ii) have an expiration date of at least one year following the Closing, which expiration date may be further extended by SBA; and (iii) provide that Best may draw upon the letter of credit for the full amount outstanding prior to the expiration date and shall deposit such amount in an escrow account pending the entry by the Bankruptcy Court of a final and non-appealable order with respect to any and all claims resulting from the rejection pursuant to section 365 of the Bankruptcy Code of the Option Leases; provided, however, that Best shall not draw on the letter of credit for purposes of depositing funds in an escrow account so long as the term of the letter of credit shall be continually extended sufficiently in advance of the expiration of the letter of credit. The Bankruptcy Court shall be the court to which each of Best and SBA shall submit all claims or controversies in connection with the definitive agreement for adjudication.


                  6.       Real Property Owned by Best.

                  a. Owned Stores. For a period of nine months following the Closing, Newco shall have the right, in the exercise of its sole and absolute discretion, to use and occupy any one or more of the store locations owned by Best (the "Owned Stores") at a cost to Newco on an Owned Store-by-Owned Store basis of $26,000 per Owned Store per month, including rent, real estate taxes and CAM. So long as Newco uses and occupies any Owned Store, Newco shall be responsible for all other occupancy costs relating to the operation of such Owned Store. During the nine month period following the Closing, Best shall use reasonable efforts to arrange for the sale to Newco of those Owned Stores that Newco, in its sole discretion, determines to purchase on terms acceptable to each of Newco and Best in its sole and absolute discretion. Newco shall be responsible for the payment of any and all consideration to be paid to Best and/or the mortgagees of the Owned Stores in connection with such sale. Newco shall be required to vacate each Owned Store, which it has used and occupied for any period of time and which it has not purchased, and to leave such Owned Store in broom-clean condition by no later than the Saturday following the nine month anniversary of the Closing.

                  b. Headquarters. For a period of nine months following the Closing, Newco shall have the right, in the exercise of its sole and absolute discretion, to use and occupy all or any portion of Best's headquarters building located in Richmond, Virginia at a cost to Newco of an annual $12 per square foot (the "Headquarters"); provided, however, that Newco's only obligation hereunder shall be to pay for the space it actually occupies in the Headquarters for the actual time that it occupies such space; provided, further, however, that Newco shall give Best reasonable notice of how much space, if any, it needs in the Headquarters and reasonable notice prior to vacating the space or any portion thereof that it occupies in the Headquarters. If and to the extent that, following the Closing, Newco seeks to consolidate the operations in the Headquarters, the cost of any such consolidation (including, without limitation, moving costs) shall be paid solely by Newco. Notwithstanding anything contained herein, from and after the execution of this agreement up to the Closing, Best shall provide SBA with a reasonable amount of space in the Headquarters at no charge of any nature.

                  c. Owned Warehouses and Distribution Centers. For a period of nine months following the Closing, Newco shall have the right, in the exercise of its sole and absolute discretion, to use and occupy all of the Ashland distribution center. In connection with any such use and occupancy, Newco shall pay to Best that amount which is equal to the cost actually incurred by Best in operating those premises designated by Newco for use by Newco for the period in which Newco actually uses and occupies such premises.

                  7. Excluded Assets. All proceeds from the sale or other disposition of Excluded Assets shall be retained by Best as its sole and exclusive property; provided, however, that any Option Leases or Personalty Leases designated by Newco for assumption by Best and assignment to Newco or a third party shall not be deemed or treated as Excluded Assets for purposes of this agreement from and after such designation by Newco.

                  8.  Management  of Newco.  Newco shall be managed by SPE,  its sole general and limited partners or two managing members, as the case may be. From and after the Closing, and subject to the terms provided herein, Newco shall operate for the sole and exclusive benefit of Newco all of Best's store locations, the Best Jewelry Stores and the leased distribution centers (collectively, the "Best Stores") and to the extent any Best Stores continue in operation, Newco shall obtain such working capital and other credit facilities as are reasonably necessary, in SPE's judgment, to support Newco's continuing operations, which shall in all events be determined by SPE; provided, however, that SPE shall be entitled at any time to terminate the operation of any or all of the Best Stores, in the exercise of its sole and absolute discretion, and liquidate the same in such manner as SPE shall determine. Newco shall be solely responsible for any and all liabilities accruing from and after the Closing that result from its operation of the Best Stores and shall indemnify Best for any such liabilities and the failure of Newco to duly and punctually perform any or all of its obligations under the definitive documents contemplated by this agreement after the expiration of any applicable notice and cure periods. To secure this indemnity, at the Closing, SBA shall deliver to Best a standby letter of credit, having an expiration of one year following the Closing, in the sum of $5 million; it being understood and agreed that Best shall be entitled to draw on such letter of credit if it believes in good faith that it has valid claims against Newco in respect of the indemnity set forth in the preceding sentence and certifies the existence of such good faith belief in writing to SBA. Best shall be entitled to draw on the letter of credit to the extent that Newco fails to perform its obligations hereunder after the expiration of any applicable notice and cure period. The terms of the letter of credit and the identity of the issuing bank shall be acceptable to Best in its sole discretion. Any and all costs incurred by SBA in connection with obtaining the letter of credit and providing the same to Best shall be paid for by Newco at Closing. Except for the delivery of such standby letter of credit, SBA shall have no obligation or liability in respect of such indemnity. Newco shall procure, as of the Closing, and maintain, following the Closing, general liability insurance providing coverage in an amount not less than $10 million on a per occurrence basis with a deductible of not more than $1 million, and naming Best and any successor as an additional insured; provided, however, that with respect to the 81 Best Stores that are the subject of the Initial Agreement, Newco or SBA, as the case may be, shall obtain such liability insurance as is required pursuant to the Initial Agreement. Best recognizes and agrees that SBA and SPE shall have no duty to continue to operate Newco as a going concern from and after the Closing, and that from and after the Closing, SPE may liquidate all or any portion of the Best Stores, or Newco as a whole, in its sole, unfettered and unreviewable discretion, for any or for no reason at all, and that Best, its creditors and any holders of the Warrant or the Best Newco Interest, shall have no claims or rights against Newco, SBA or SPE (or any of their equity holders, officers, directors or agents) relating to any such liquidations or Store closings. (This language shall apply in this Agreement wherever there is a statement which covers the right of SBA or SPE to liquidate all or any portion of the Best Stores or Newco).

                  9. Wind-Down. Newco shall provide certain functions, services and employees (including, without limitation, computer time) to Best to enable it to further its wind down, at no cost to Best, so long as Newco's existing operations (including its existing computer system, with no modifications or changes to hardware or software, to the extent that Newco maintains a computer system) and employees can accommodate Best's requests, which must in all events be reasonable in scope and in time constraints; it being understood and agreed that Newco shall be under no obligation of any nature to retain any functions, services or employees, or to keep employees on Newco's payroll, for the purpose of providing the functions, services and employees described in this paragraph 9 to Best. For one year following the Closing, Best shall have the right (at no cost to Best) to use furniture, fixtures and equipment currently and actually used by Best; provided, however, that such right in no way obligates Newco to expend any additional monies or amounts, or incur any additional fees, costs or expenses of any nature, in respect of such furniture, fixtures and equipment. Notwithstanding the foregoing, the value of the services to be provided by Newco to Best pursuant to the provisions of this paragraph 9 shall be no less than $1.5 million, as determined in accordance with Exhibit 9 annexed hereto. For at least seven years from the Closing, Newco shall make those books and records of Best that are in the possession and control of Newco available to Best for inspection and copying during ordinary business hours and upon reasonable prior written notice to Newco. If Newco seeks to destroy such books and records prior to the seventh (7th) anniversary of the Closing, Best or its successor shall have the right to pick up such books and records.

                  10. Employees/Severance. At or immediately prior to the Closing, Newco shall offer employment to substantially all of the store-level employees in those Best Stores that Newco intends to operate for a period of time following the Closing, at substantially the same wage rate, at substantially the same position and location and on other terms and conditions determined solely by Newco in its discretion; it being understood and agreed that Newco shall be under no obligation to offer employment to those employees in the 81 Best Stores that are the subject of the Initial Agreement. Without limiting the foregoing, Newco shall have no obligation of any nature to retain or employ any such employees for any specified period of time, or to maintain with a specified wage, salary or benefit package with respect to such employees; it hereby being understood and agreed that the duration of any such employment by Newco and the amount of any wage, salary and benefit package associated with any such employment shall be determined from time to time by Newco in its sole and absolute discretion. Newco shall advise any such employees that they are no longer employees of Best, and that Newco is neither assuming nor agreeing to bear responsibility for any Best benefit, wages or severance liabilities. Best and Newco agree that Newco is not a successor employer to Best. Best shall be responsible for all liabilities, obligations and expenses relating to employees or former employees of Best (the "Best Employees") with respect to their employment by Best, including, but not limited to, liabilities and obligations
(i) for compensation accrued on or prior to the Closing, (ii) arising under any employee benefit plan, program or arrangement sponsored, maintained or contributed to by Best, whether accrued before, on or after the Closing, and/or
(iii) incurred as a result of or otherwise attributable directly or indirectly to the termination of employment of any Best Employees by Best. Newco shall not have any liabilities or obligations with respect to such liabilities, obligations and expenses relating to the Best Employees, and Best hereby indemnifies and holds Newco, SPE and SBA harmless in respect of any such claims, liabilities or obligations. Newco shall work with Best to determine which of Best's non store-level employees shall be employed by Newco on terms mutually acceptable to Newco and the affected employees.

                  11. Warrant. The Warrant shall provide that, at any time on or prior to the twelve month anniversary of the Closing, the holder of the Warrant shall have the right in the exercise of its sole and absolute discretion to purchase a 35% equity interest in Newco on a fully diluted basis (the "Best Newco Interest") for an exercise price of $20 million in cash payable upon the exercise of the Warrant; it being understood and agreed that upon any exercise of such Warrant, SPE shall hold a 65% equity interest in Newco on a fully diluted basis. Upon any exercise of the Warrant, the book capital accounts of Best, on the one hand, and the entities comprising SPE, on the other, shall be adjusted to the extent necessary to result in a 35:65 ratio. If the Warrant is not exercised on or prior to the twelve month anniversary of the Closing, it shall automatically expire without further act or instrument. Upon any exercise of the Warrant by the holder of the Warrant, the holder of the Best Newco Interest shall have certain tag along rights, registration rights, approval rights over sales of all or substantially all of the assets of Newco outside the ordinary course of business (but in the context of an on-going business) and other similar rights on terms reasonably acceptable to SBA; provided, however, that nothing herein shall be deemed to modify the sole and exclusive discretion on the part of SPE to manage Newco and to make such liquidation, management and asset disposition decisions as set forth in paragraphs 4 and 8 above, or to preclude, limit, modify or interfere with SPE's right, in its sole and absolute discretion, to terminate the operation of any or all of the Best Stores or to liquidate all or substantially all of the Best Stores in any such manner as SPE shall determine. Newco shall provide Best or the Entity, whichever holds the Warrant, with unaudited financial statements on a monthly basis and audited financial statements on a yearly basis. Newco shall also provide Best with copies of any financial information that SBA furnishes to its lenders with respect to Newco. Upon request by Best or the Entity, whichever holds the Warrant, which request shall be made upon reasonable notice and at reasonable times, Newco shall meet with Best or the Entity, as the case may be, to discuss Newco's plans with respect to the Best Stores. On the nine month anniversary of the Closing, Newco shall furnish a written business plan to Best or the Entity, whichever holds the Warrant; provided, however, that if Newco has notified Best or the Entity, as the case may be, on or prior to such nine month anniversary that it is, has or shall shortly thereafter terminate the operation of all or substantially all of the Best Stores or liquidate all or substantially all of the Best Stores, then Newco shall not be required to deliver such business plan. The Warrant and the definitive documents contemplated by this agreement shall provide that Newco shall make no distributions with respect to the equity interests therein so long as the Warrant shall not have expired, except for tax distributions. The Warrant and the Best Newco Interest shall be held in a manner, as relates to the number of holders, that does not cause Newco to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Internal Revenue Code; it being understood and agreed that the interests in Best or the Entity, if it is taxable as a corporation, may be distributed to the creditors or equity holders of Best. The Warrant shall contain standard anti-dilution protection and other customary warrant provisions.

                  12.      [Intentionally Deleted.]

                  13. Exclusivity, Diligence and Break-Up Fees. Within two business days from the execution of this letter, Best shall seek by expedited motion the entry by the Bankruptcy Court of an order, in form and substance reasonably acceptable to SBA, approving (A) the terms of this paragraph 13, pursuant to which Best hereby agrees (i) not to solicit offers from any other person or entity regarding any of the transactions described or contemplated herein, (ii) to pay, promptly upon entry of such order but no later than 24 hours thereafter, $500,000 to SBA as reimbursement and payment for the reasonable costs and expenses of SBA's due diligence and consulting services provided by SBA during the transition period (the "Diligence/Consulting Fee"), and (iii) to pay a break-up fee in an amount equal to one (1%) percent of the Loan, after adjustment pursuant to paragraph 2(c) above, which break-up fee shall be payable in the event that (x) Best and SBA shall have executed, subject to Bankruptcy Court approval, final documentation setting forth definitive and legally binding terms with respect to the transactions contemplated herein, and
(y) Best (a) with respect to any transaction of any nature, receives and accepts an offer or offers for the Assets that the Bankruptcy Court determines to be higher and better than the transaction contemplated by this agreement, and consummates such higher and better offer(s), or (b) withdraws or elects not to proceed with the transactions contemplated by this agreement and obtains Bankruptcy Court approval for a transaction or series of transactions, within six months following the date of the entry of the order described in this paragraph 13, that actually results in the sale, liquidation or other disposition of all or substantially all of the remaining assets of Best after consummation of the Initial Agreement, and (B) the Initial Agreement. All of the various elements of the relief sought pursuant to such expedited motion shall be heard by the Bankruptcy Court on the same day in one motion.

                  14. Conditions. The transactions contemplated herein are subject to (i) the performance of due diligence by SBA (including, without limitation, with respect to the operation of the business) for a period from the date hereof through and including the expiration of the second business day following the payment of the Diligence/Consulting Fee to SBA (but no earlier than October 18, 1996), during which period SBA may, in its sole, unfettered and unreviewable discretion, for any reason or for no reason at all, elect not to proceed with the transactions contemplated herein upon the delivery of written notice to Best, (ii) the negotiation and execution of final documentation setting forth definitive and legally binding terms with respect to the transactions contemplated herein and such other terms and conditions as are acceptable to each of SBA and Best, in its sole and absolute discretion, with respect to the transactions described herein, by no later than 17 days following the execution of this agreement, (iii) the entry by the Bankruptcy Court of an order in form and substance reasonably acceptable to SBA approving such final documents with respect to the transactions contemplated herein (it being understood and agreed that Best shall use its best efforts to obtain the entry of an order providing, among other things, that the transfers and assignments to Newco contemplated herein (including without limitation the transfer and assignment of any Option Leases or any Owned Stores) shall, pursuant to section 1146(c) of the Bankruptcy Code, not be subject to the imposition or payment of any transfer taxes of any nature); (iv) the receipt by Best of all consents or approvals that Best or SBA reasonably deems necessary for the consummation of the transactions contemplated herein; and (v) the condition that Newco shall have been given the opportunity and the right to inspect and copy all of the Option Leases and Personalty Leases at least 20 days prior to the Closing. If, pursuant to (i) of this paragraph 14, SBA elects not to proceed with the transactions contemplated herein, SBA shall nonetheless be entitled to retain the Diligence/Consulting Fee (to the extent that the same has been approved by the Bankruptcy Court), notwithstanding its exercise of its right under (i) of this paragraph 14 to elect not to proceed with the transactions contemplated herein, and (a) SBA shall have no obligation or liability of any nature to Best or its estate, other than as provided in this paragraph 14, and (b) Best shall have no obligation or liability of any nature to SBA other than the obligation to pay SBA the Diligence/Consulting Fee to the extent ordered by the Bankruptcy Court. Notwithstanding anything contained herein, none of the conditions set forth in this paragraph 14 shall be a condition to SBA's commitment to consummate the Initial Agreement following the entry by the Bankruptcy Court of an order, in form and substance reasonably acceptable to SBA, approving the Initial Agreement and authorizing Best and SBA to consummate the same.

                  15.      Additional Conditions.

                  (a) Notwithstanding SBA's failure to elect to terminate the transactions contemplated herein as provided in paragraph 14(i) above, SBA shall, nevertheless, have a continuing right to terminate the transactions contemplated herein, at any time prior to the Closing, if Best shall have failed to conduct its advertising and in-store promotions, through the Closing, in a manner that is materially consistent with its customary and past practices that have been in effect from time to time, from and after April 9, 1996. If SBA elects not to proceed with the transactions contemplated herein, SBA shall nonetheless be entitled to retain the Diligence/Consulting Fee (to the extent that the same has been approved by the Bankruptcy Court), notwithstanding its right under this paragraph 15 not to proceed with the transactions contemplated herein and, (A) SBA shall have no obligation or liability of any nature to Best or its estate, other than as otherwise provided in this paragraph 15, and (B) Best shall have no obligation or liability of any nature to SBA other than the obligation to pay SBA the Diligence/Consultation Fee to the extent ordered by the Bankruptcy Court. Notwithstanding anything contained herein, none of the conditions set forth in this paragraph 15 shall be a condition to SBA's commitment to consummate the Initial Agreement following the entry by the Bankruptcy Court of an order, in form and substance reasonably acceptable to SBA, approving the Initial Agreement and authorizing Best and SBA to consummate the same.

                  (b) If SBA has not consented in writing to any Best purchase order with respect to which inventory arrives after the Closing or if any inventory arrives on or prior to the Closing, then any such inventory shall be included in the Assets being transferred at the Closing to Newco, and the adjustment computation in respect thereof shall be performed in accordance with the method set forth in the Asset Adjustable Schedule. If SBA shall have consented in writing to any purchase order with respect to which inventory arrives after the Closing, then the inventory that is the subject of such purchase order shall be paid for by Newco directly and shall be the sole responsibility of Newco (or, if previously paid for by Best, shall be promptly reimbursed by Newco to Best) based upon the actual and documented "all-in" cost thereof (rather than as outlined in the Asset Adjustment Schedule).

                  16. Entire Agreement. This letter represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements made by and between such parties.

                  17. Amendment; Waiver. No alteration, amendment or modification of any of the terms or provisions of this letter shall be valid unless made pursuant to an instrument in writing signed by both parties hereto, provided that the waiver by either party of compliance with any provision hereof or of any breach or default by the other party need be signed only by the party waiving such provision, breach or default. Waiver by either party hereto of any such breach or default by the other party shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

                  18. Binding Effect; Assignment. This letter shall be binding upon and inure to the benefit of and shall be enforceable by the successors and assigns of Best and SBA. This letter may not be assigned, and no obligation may be delegated, without the prior written consent of all the parties hereto. Any such attempted assignment or delegation without such written consent shall be void and ineffective for all purposes.

                  19.  Notices.  All  notices,  requests,   consents  and  other
communications given by either party hereto shall be in writing and shall be deemed duly given if hand delivered or sent by Federal Express or other reputable courier service, and shall be deemed given when sent to the other party at its address set forth at the beginning of this letter.

                  20. Governing Law. This letter agreement shall be construed and enforced in accordance with laws of the State of New York.

                  21. Outside Dates. The orders of the Bankruptcy Court referred to in paragraphs 13 and 14 shall be entered by no later than Wednesday, October 23, 1996 and Thursday, November 21, 1996, respectively, in each case time being strictly of the essence, and the conditions set forth in paragraph 14 shall be satisfied by no later than Thursday, November 21, 1996. If either of such orders shall not be entered on or prior to the deadlines set forth in the preceding sentence for the entry of the same, if any stay shall be pending with respect to either such order as of the close of business on the fourth calendar day following the respective deadline for entry of the same or if any such condition shall not have been satisfied on or prior to the deadline set forth in the preceding sentence for satisfaction of the same (i) SBA shall have the right to elect not to proceed with the transactions contemplated herein upon the delivery of written notice to Best, (ii) SBA shall be entitled, to the extent that the Bankruptcy Court has approved the Diligence/Consulting Fee, to retain the Diligence/Consulting Fee notwithstanding its exercise of such right and (iii) if SBA elects to exercise such right, (a) SBA shall have no obligation or liability of any nature to Best or its estate other than with respect to the Initial Agreement, and (b) Best shall have no obligation or liability of any nature to SBA other than the obligation to pay SBA the Diligence/Consulting Fee to the extent ordered by the Bankruptcy Court.

                  22. Counterparts. This agreement may be executed in telecopied or original counterparts, each of which shall, for all purposes, be deemed and original and all of such counterparts, taken together, shall constitute one and the same agreement, even though all of the parties hereto may not have executed the same counterpart of this agreement.

                  Kindly indicate below that the foregoing represents our mutual agreement respecting the matters described herein by signing and returning a copy of this letter. It is understood that, except for paragraph 1A hereof, this letter is not binding upon either Best or SBA upon execution, but shall automatically, without further act or instrument, become binding upon Best and SBA upon the entry of the order of the Bankruptcy Court described in paragraph 13 above and the receipt of the Diligence/Consulting Fee by SBA, subject to the conditions and outside dates set forth in paragraphs 14, 15 and 20 above.



                                     SCHOTTENSTEIN BERNSTEIN
                                        CAPITAL GROUP, LLC




                                     By:________________________



                                     ALCO CAPITAL GROUP, INC.



                                     By:_________________________




ACCEPTED AND AGREED TO:

BEST PRODUCTS CO., INC.



By:___________________________

                         EXHIBIT 1A -- INITIAL AGREEMENT


                                                                     Exhibit 1a





                   SCHOTTENSTEIN BERNSTEIN CAPITAL GROUP, LLC
                             1010 Northern Boulevard
                           Great Neck, New York 11021


                            ALCO CAPITAL GROUP, INC.
                                745 Fifth Avenue
                                   Suite 1506
                            New York, New York 10151



                                                          As of October 10, 1996

Best Products Co., Inc.
P.O. Box 26303
Richmond, VA 23260

Gentlemen:

                  Upon execution by BEST PRODUCTS CO., INC. (the "Merchant"), a debtor in possession in a case under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") pending in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"), this letter shall serve as the agreement (the "Agreement") between Merchant and SCHOTTENSTEIN BERNSTEIN CAPITAL GROUP, LLC ("SBC") and ALCO CAPITAL GROUP, INC. ("ACG," collectively with SBC, hereinafter the "Agent") for Agent to act as Merchant's sole and exclusive agent pursuant to the terms of this Agreement for the limited purpose of selling all of the Merchandise in Merchant's stores listed on Exhibit A attached hereto (collectively, the "Stores" and individually, a "Store") by means of a store closing or similar sale (the "Sale"). Merchant and Agent agree that Merchant may, in its sole discretion, by written notice delivered to Agent no later than two days prior to the date of commencement of the Inventory Count, elect to include certain additional store locations in the Sale (each such store being an "Additional Store" hereunder; the term "Stores" shall be deemed to include all Additional Stores). In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, Merchant and Agent hereby agree as follows:

         1. Sale and Agency. The Agent agrees to serve as Merchant's exclusive agent for the limited purpose of conducting the Sale of the Merchandise (as defined in Section 4(b) hereof) and, as may be directed by Merchant, the sale of the Fixtures (as defined in Section 4(b) hereof) in accordance with the terms of this Agreement.

         2. Bankruptcy Court Approval. Merchant's and Agent's obligations hereunder are subject to approval of the Bankruptcy Court and shall be of no force and effect in the event that it is not so approved. As soon as practicable after Merchant's execution of this Agreement, Merchant shall apply to the Bankruptcy Court for an order approving this Agreement in its entirety (the "Approval Order"). The Approval Order shall provide, in a form reasonably acceptable to counsel for the Agent and Merchant, that: (a) this Agreement is in the best interests of Merchant, Merchant's estate, creditors and other parties in interest; (b) this Agreement (and each of the transactions contemplated hereby) is approved in its entirety; (c) Merchant and Agent shall be authorized to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby; (d) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims or encumbrances thereon; (e) Agent shall have the right to use the Stores and all furniture, fixtures and equipment in the Stores for the purpose of conducting the Sale, free of any interference from any entity or person; (f)
Agent, as agent for Merchant, is authorized to conduct the Sale as a store closing or similar type sale (the "Store Closing Sale"); (g) Agent shall be granted a limited license and right to use until the End Date the trade names, logos and customer lists relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sales in accordance with the terms of the Agreement; (h) Agent shall have the right to use all Store-level assets and such other assets and services of Merchant designated in this Agreement, solely for the purposes and to the extent and for the duration set forth in this Agreement; (i) Agent is authorized to post signs, advertise and otherwise promote the Sale only as a "Store Closing Sale" or "Bankruptcy Court Authorized Store Closing Sale" without further consent of any person other than Merchant, in a manner consistent with the Sale guidelines attached as Exhibit B hereto (the "Guidelines"); provided, however, that no signs shall be posted in or about any Store which shall be in violation of the lease for such Store, except as may be modified by the Approval Order, including the Guidelines; (j) each and every federal, state or local agency, department or governmental authority with regulatory authority over the Sale (collectively, the "Governmental Authority") and all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale as a "Store Closing Sale" or "Bankruptcy Court Authorized Store Closing Sale", and no further approval, license or permit of any Governmental Authority shall be required; (k) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale; (l) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement; (m) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement, and Agent shall have no successorship liabilities whatsoever; (n) sales of Merchandise shall be protected by section 363(m) of the Bankruptcy Code in the event that the Approval Order is reversed or modified on appeal; and (o) Agent's claims hereunder shall be entitled to priority under section 507(a)(1) of the Bankruptcy Code.

         3. The Inventory Count; Fixtures List. Merchant and Agent shall cause to be taken an "SKU" inventory of all Merchandise in the Stores (the "Inventory Count") which shall be completed at all of the Stores within five (5) successive days after the Approval Order is signed by the Bankruptcy Court, except to the extent that extraordinary circumstances preclude completion of the Inventory Count by such date. The date that the Inventory Count is taken in a particular Store shall be agreed upon between Merchant and Agent and shall be referred to as to each Store as the "Inventory Date." The Inventory Count shall be taken by RGIS or another independent inventory service designated jointly by Merchant and Agent (the "Inventory Service"). The cost of the Inventory Service shall be paid equally by Merchant and Agent. Each Store shall be closed during the Inventory Count and, once the Inventory Count commences and during the course of the Inventory Count, neither Merchant nor Agent shall enter such Store without each having a representative present; provided, however, that Merchant shall be entitled to enter any Store at any time without prior notice to Agent in the event of an emergency at such Store. Attached as Exhibit C hereto are instructions to be delivered to the Inventory Service prior to the Inventory Count. On the day immediately prior to the Inventory Date, representatives of Merchant will take a physical count and prepare a list of all Fixtures located in the Stores (the "Fixtures List"), which list will be verified, signed and approved by an authorized representative of Agent within two (2) days of the Inventory Date. The Fixtures will not be included in the Inventory Count for purposes of determining Inventory Value (as defined in Section 4(a) hereof). Prior to the completion of the Inventory Count, Merchant may transfer, at its expense, certain merchandise between the Stores and/or into the Stores from certain of Merchant's distribution centers and from certain of Merchant's ongoing Store locations not subject to the Sale (collectively, the "Remaining Stores") as agreed upon between Merchant and Agent. In order to facilitate the Inventory Count, immediately following the execution of this Agreement by Merchant and Agent, Merchant agrees to make its SKU and pricing data files and related computer hardware and software available to the Agent and the Inventory Service.

         4. Inventory Value; Merchandise.

                  (a) The term "Inventory Value" shall mean the aggregate of the
Item Values (as defined in Section 5 hereof) of all items of Merchandise plus, in the event that the Start Date occurs prior to the Inventory Count in one or more Stores, the aggregate of the Item Values of all of the Merchandise included in the Gross Rings (as defined in Section 7 hereof).
                  (b) The term "Merchandise" shall include (i) all merchandise and goods owned by Merchant and located at the Stores on the Start Date, and
(ii) all On Order Merchandise (as hereinafter defined); provided, however, that "Merchandise" shall not include (A) goods which belong to sublessees, licensees or concessionaires of Merchant or which have been placed in the Stores on consignment or bailment; and (B) furniture, fixtures, equipment and improvements to realty located in the Stores (the "Fixtures"). Merchandise shall include the "Damaged Merchandise", "Clearance Merchandise" and "Out-of-Season Merchandise" as these terms are defined in subsection 4(c) hereof.

                  (c) As used herein the following terms have the following respective meanings:

                  "Clearance Merchandise" means all items of merchandise which are subject to one or more hard (i.e., permanent) markdowns and which are treated as "clearance merchandise" in accordance with Merchant's present and historic practices.

                  "Damaged Merchandise" means any item of merchandise reasonably agreed upon and identified by Agent and Merchant during the taking of the Inventory Count as (i) so damaged or defective that the Merchant would not have offered such merchandise at regular retail price (inclusive of promotional and clearance prices) prior to the Sale, and (ii) products with expiration dates thirty (30) days or less after the Start Date. Sample Merchandise and Merchandise on display shall not per se be deemed to be Damaged Merchandise so long as (x) the original packaging (including any written instructions and warranty information) for such Merchandise is intact and available if needed to make the item salable in the ordinary course, and (y) such item remains subject to its original warranty, if applicable. Damaged Merchandise shall not include goods which have minor dents in the product packaging that do not affect the salability of the product contained inside the package. Either Merchant or Agent may, in its discretion, elect to exclude an item of damaged or defective Merchandise from Damaged Merchandise, and in such event, Merchant shall as promptly as practicable remove such item from the applicable Store; provided, however, that Merchant shall have the right, but not the obligation, to include all or a portion of the Damaged Merchandise, to be selected at Merchant's discretion, in the Sale as Merchant Consignment Goods (as defined below) in accordance with the terms of this Agreement.

                  "On Order Merchandise" means first quality in season goods (A) to be received at the Stores in the ordinary course from Merchant's vendors on or before November 15, 1996, (B) which are consistent as to type and quality as Merchandise presently located in the Stores, (C) which are ticketed at Merchant's expense upon delivery to the Merchant's distribution centers or the Stores in a manner consistent with Merchant's historic practices and policies; provided, however, that consistent with such historic practices and policies all or a portion of such Merchandise may not physically display the price of such merchandise, (D) having an aggregate Item Value not in excess of $22,229,405, and (E) all of which is generally described in Exhibit D attached hereto.

                  "Out of Season Merchandise" means all items of Spring/ Summer merchandise which are not normally sold in the current selling season as in-season merchandise, including, without limitation, (i) merchandise in Store Department number 39, and (ii) swing sets, playground sets, lawn and garden merchandise, pools, outdoor furniture, outdoor tabletop merchandise, barbecue grills and car carriers, and further including, in each case, such out of season items which are packed away for future sale.

                  (a) Agent shall not bring any additional merchandise into any Store with the exception of (i) Merchandise transferred from another Store, or
(ii) as Merchant and Agent may mutually agree, from a Remaining Store or one of Merchant's distribution centers.

                  (b) Merchant shall retain all responsibility for any goods not included as "Merchandise" hereunder. If Merchant elects at the beginning of the Sale Term, Agent shall accept Damaged Merchandise hereunder for sale as "Merchant Consignment Goods" at prices established by the Agent. The Agent shall retain 20% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive 80% of the receipts in respect of such sales. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis. If Merchant does not elect to have Agent sell Damaged Merchandise, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the date hereof. Any layaway, repair or special order goods not constituting Merchandise, together with all contracts relating thereto, shall remain Merchant's liability and responsibility, but Agent shall cooperate with Merchant in administering such matters. Except as expressly provided in this Section 4(e), Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

         1. Determining the Item Values. For purposes of this Agreement, "Item Value" shall mean, with respect to each item of Merchandise, Merchant's "average actual cost" of such item as set forth in Merchant's IVAL Report prepared as of October 12, 1996, which report (i) shall be prepared by Merchant in a manner consistent with Merchant's historic practices and similar in form to Merchant's IVAL Report prepared as of September 21, 1996, a copy of which has been delivered by Merchant to Agent, (ii) shall be delivered by Merchant to Agent as soon as practicable after the completion thereof and in any event prior to the Inventory Date, and (iii) shall be agreed upon by Merchant and Agent as to form only, with such agreement to be evidenced by representatives of the parties initialing such report (the "IVAL Report"), except for:

                  (i) items of Out of Season Merchandise, where "Item Value" shall mean the product of (A) the lower of (x) fifty percent (50%) of the original selling price of each such item, or (y) the lowest price offered to the public for such item on or after August 1, 1996 by any and all means (including, without limitation, by means of advertisement, coupon, circular, in-Store promotion, point of sale discount or otherwise), times (B) the Adjusted Cost Factor (as hereinafter defined);

                  (ii) items of Damaged Merchandise, where "Item Value" shall mean the product of (A) fifty percent (50%) of the lowest ticketed or lowest marked price of such item on or after August 1, 1996, times (B) the Adjusted Cost Factor;

                  (iii) items of Clearance Merchandise, where "Item Value" shall mean the product of (A) the current price to the consumer for such item as of the Inventory Date, times (B) the Cost Factor of such item;

                  (iv) items of Merchandise on display in the Stores which do not constitute Damaged Merchandise, where "Item Value" shall mean the product of
(A) sixty-seven percent (67%) of the selling price of such item as of the Inventory Date, times (B) the Adjusted Cost Factor; provided, however, that if sample or display Merchandise (including, without limitation, luggage and assembled furniture) was salable as first quality goods by Merchant in accordance with its present and historic practices, then the "Item Value" of such Merchandise shall mean Merchant's "average actual cost" as provided for above in this Section 5; and

                  (v) items of Merchandise offered on or after August 1, 1996 at a discount of 50% or greater off of the original selling price in any flyer, circular, advertisement or other means of promotion, where "Item Value" shall mean the product of (A) the lowest offered price for such item by any and all means from and after August 1, 1996, times (B) the Cost Factor of such item.

                  Merchant represents and warrants that since August 1, 1996, Merchant has not (i) raised any prices, or (ii) removed any yellow clearance stickers or other indication of "clearance merchandise" (including designations of clearance merchandise in Merchant's SKU, pricing and cost files), or (iii) altered any of its cost or pricing files including, without limitation, any of the data used to prepare Merchant's IVAL Reports and Maintained Markup Reports (as defined below), in contemplation of the Inventory Count or the Sale. The ticketed price of any item of Merchandise shall not include any sales or gross receipts taxes. If any item of Merchandise has more than one price, the lowest "ticketed price" shall prevail unless it is obvious that the lower "ticket price" was mismarked.

                  As used herein the following terms have the respective meanings set forth below:

                  "Cost Factor" shall mean, with respect to each item of Merchandise, the difference between one (1) minus the "maintained markup percentage" for such item as set forth in Merchant's Maintained Markup Report dated as of October 4, 1996, which report (i) shall be prepared by Merchant in a manner consistent with the Merchant's historic practices and similar in form to Merchant's Maintained Markup Report prepared as of August 31, 1996, which has been delivered by Merchant to Agent, (ii) shall be delivered by Merchant to Agent as soon as practicable after the completion thereof and in any event prior to the Inventory Date, and (iii) shall be agreed upon by Merchant and Agent as to form only, with such agreement to be evidenced by representatives of the parties initialing such report (the "Maintained Markup Report").

                  "Adjusted Cost Factor" shall mean the  difference  between one
(1) minus the aggregate "maintained mark-up percentage" for all non-jewelry Merchandise as set forth in the Maintained Markup Report.

         1. Duration of the Sale; Vacating the Premises.

                  (a) The Sale shall start on the first day after the completion of the Inventory Count (with respect to each Store such date shall be the "Start Date"), and shall end no later than the close of business at each Store on December 31, 1996, unless extended by agreement of the parties (the "End Date"). Agent may terminate the Sale prior to the End Date at any Store in its discretion on ten (10) days' prior written notice to Merchant.

                  (b) At the conclusion of the Sale, Agent agrees to leave the Stores in "broom clean" condition, except for removal of Fixtures and remaining Supplies (as defined in Section 15 hereof) and to leave the Stores in the same condition as on the Start Date, ordinary wear and tear excepted. Agent shall vacate the Stores on or before the End Date. Agent shall surrender and deliver each of the Store premises and keys thereto to Merchant, or as otherwise directed by Merchant, as the Sale therein is completed. In the event that Agent fails to vacate any Store on or before the End Date, Agent shall be responsible for all Occupancy Costs (as defined in Section 18 hereof) for the period from the End Date through the date that the Agent actually surrenders and vacates the Stores.

         2. Gross Rings. In the event that Merchant and Agent agree that the Sale may commence in any particular Store prior to the completion of the Inventory Count at such Store, then for the period from the Start Date for such Store, until the Inventory Count is taken in such Store, Agent and Merchant shall jointly keep a strict count of gross register receipts less applicable sales tax ("Gross Rings") and cash reports of sales within such Store. The register receipts shall show for each item sold the Item Value and the Storewide or other discount granted by Agent in connection with such sales, All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

         3. The Guaranteed Amount; Proceeds.

                  (a) As a guaranty of Agent's performance hereunder, Agent hereby agrees to pay to Merchant 85.15% of the aggregate Inventory Value of the Merchandise, except for On Order Merchandise received at the Stores after October 31, 1996, as to which such percentage shall be the product of 85.15% times the compliment of the then prevailing Sale discount at the time of receipt of such Merchandise at the Stores (the "Guaranteed Amount").

                  (b) On the Start Date, the Agent shall pay to Merchant 75% of the estimated Guaranteed Amount, which amount shall be calculated based upon the IVAL Report. In addition, on the Start Date, Agent shall deliver to Merchant the Letter of Credit (as defined below). No later than Wednesday of each week during the term of the Sale, until the Guaranteed Amount is paid in full, Agent shall pay to Merchant 100% of the Proceeds from sales of Merchandise during the prior week (i.e., Sunday through Saturday) which amounts shall be credited against the Guaranteed Amount. The Agent shall make weekly payments of the portion of the Guaranteed Amount relative to On Order Merchandise arriving at the Stores after the Start Date upon receipt of such Merchandise at the Stores.

                  (c) The term "Proceeds" shall mean the proceeds received from the sale of the Merchandise (which amount shall not include sales taxes) and the proceeds of Merchant's insurance, if any, for loss or damage to the Merchandise, or robbery of cash to the extent of insurance coverage of Merchant.

                  (d) In addition to the Guaranteed Amount, on the Start Date, Agent shall reimburse Merchant as of the start of business on the Start Date for all cash remaining in the Stores used for the purpose of refunds, exchanges, and cash registers.

                  (e) After full payment of the Guaranteed Amount and all Expenses of Sale, Agent shall retain all Proceeds of the Sale. All Merchandise remaining at the conclusion of the Sale shall become the property of the Agent, free and clear of all liens, claims, and encumbrances of any kind or nature.

                  (f) All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m. (Eastern Time) on the date that such payment is due; providing, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 9:00 a.m. (Eastern Time) on the date that such payment is due. In the event that the date on which any such payment is due is not a business day then such payment shall be made by wire transfer on the next business day.

                  (g) Agent shall provide a complete accounting to Merchant within thirty (30) days of the End Date of (i) all Proceeds from the Sale, (ii) all Sales Taxes collected during the Sale, and (iii) any other accountings required hereunder.

         4. Conduct of the Sale. Agent shall conduct the Sale in the manner in which Agent in its discretion reasonably deems fit, including, but not limited to, advertising, pricing of Merchandise, number and type of personnel, Store hours, Store maintenance and security, all in accordance with the applicable Store lease as may be modified by the Approval Order. Agent shall conduct the Sale in a commercially reasonable manner in accordance with the terms of this Agreement and the Approval Order. Unless otherwise agreed by Merchant, Agent shall only advertise the Sale as a "Store Closing Sale" or "Bankruptcy Court Authorized Store Closing Sale" with reference to the specific Store location, subject to the terms of the Approval Order. Merchant will have the right to approve, within two (2) business days of notification to Merchant, all advertising prior to any commitment being made therefor by Agent; provided, however, that Merchant's approval shall not be unreasonably withheld and any failure by Merchant to respond to any advertising so submitted (other than any direct mailing to Merchant's customers) within two (2) business days shall be deemed approved. All advertising shall be sent to Daniel H. Levy and W. Edward Clingman, Jr. via facsimile number (804) 261-6491. Agent recognizes that Merchant's name has an established reputation for quality in the community and shall conduct the Sale in a manner consistent with Merchant's reputation.

         5. Employees.

                  (a) Agent may use Merchant's employees to the extent Agent deems feasible, and Agent may select and schedule the number and type of Merchant's employees required for the Sale. Notwithstanding the foregoing, Merchant's employees shall at all times remain employees of Merchant and shall not be considered or deemed to be employees of Agent; provided, however, that Agent shall be responsible for supervising all such employees used by Agent during the Sale and shall be responsible for the conduct or actions of such employees during the Sale. Agent's selection and scheduling of Merchant's employees shall at all times comply with all applicable laws and regulations. Agent shall provide Merchant with seven (7) days' prior written notice as to the number and type of employees, if any to be terminated prior to the End Date in each Store. Following the date of this Agreement, Merchant shall not transfer or dismiss any store-level employees (except "for cause") without Agent's consent, which consent will not be unreasonably withheld.

                  (b) On and after the Start Date, Agent agrees to pay Merchant within twenty four (24) hours after receipt of invoices therefor an amount equal to the sum of (i) the gross wage payroll paid to Merchant's employees used in the Stores by the Agent during the Sale plus (ii) an amount equal to twenty-one percent (21%) of such gross wage payroll to pay for (x) the related payroll taxes (including FICA and Unemployment), (y) worker's compensation and health care insurance benefits, and (z) holiday pay for Store employees in respect of the Thanksgiving and Christmas holidays (the amounts set forth in (x), (y) and (z), collectively, the "Benefits"). Agent shall not be responsible for the payment of Benefits in excess of 21% of the gross wage payroll (the "Fringe Benefit Cap"), and any amounts in excess of the Fringe Benefit Cap shall be paid by Merchant without reimbursement by Agent and shall not be an Expense of Sale (as defined in Section 11 hereof).

                  (c) Except for Agent's obligations to reimburse Merchant for wages and Benefits (subject to the Fringe Benefits Cap) of employees used in the Stores by the Agent during the Sale as provided for above, Merchant and Agent acknowledge and agree that (i) nothing herein nor any of Agent's actions taken in respect hereto shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, pension, withdrawal, severance pay, vacation leave or pay, sick leave or pay, maternity leave or pay, Worker Adjustment Retraining Act ("WARN") claims (if any) and other termination type claims and obligations; and
(ii) Merchant hereby indemnifies Agent in respect to any claims asserted by any of Merchant's employees against Agent, except as to claims arising out of the negligence of Agent or wrongful acts or omissions of Agent or its representatives, and Merchant is solely and specifically responsible for all of Merchant's obligations under any collective bargaining agreements and any purported oral service contracts.

                  (d) Agent shall indemnify and hold harmless Merchant for claims of Merchant's employees in the Stores arising with respect to the period of the Sale and arising solely out of the negligence or wrongful acts or omissions of Agent or its representatives. During the Sale, Agent shall maintain a safe working environment consistent with Merchant's policies and procedures applicable to the Stores which are furnished by Merchant to Agent prior to the Start Date.

                  (e) In Agent's sole discretion, Proceeds may be used to pay, as an Expense of Sale, retention bonuses ("Retention Bonuses") (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) to Store employees who do not voluntarily leave employment and are not terminated "for cause." Such Retention Bonuses shall be payable within thirty
(30) days after the End Date, and shall be processed through Merchant's payroll system. Prior to the Start Date Agent shall deliver to Merchant a description of Agent's proposed Retention Bonus program for the Sale. Following the Start Date, Agent shall not, without Merchant's consent, make any change to such program which would adversely effect the interests of Store employees thereunder.

         6. Agent's Expenses of Sale; Bank and Charge Accounts.

                  (a) Agent shall collect all Proceeds and shall pay all Expenses of Sale. "Expenses of Sale" shall be (i) the actual gross wage payroll paid to Merchant's employees used in the Stores by the Agent during the Sale, plus the cost of the Benefits for such employees, subject to the Fringe Benefit Cap, plus Retention Bonuses paid to such employees by Agent; (ii) advertising expense (at Merchant's contract rates, if available), including costs attributable to direct mail and other media; (iii) signage for the Sale; (iv) security in the Stores including, without limitation, courier and guard services; (v) bank service charges, bank card fees and chargebacks; (vi) telephone charges for the Stores; (vii) Agent's expenses for supervisors at the Stores and at Merchant's central office facilities, including costs of travel;
(viii) 50% of the fees and costs of the Inventory Service to conduct the Inventory Count; (ix) a pro-rata portion of Merchant's casualty insurance premiums attributable to the Merchandise; (x) costs of general liability insurance required to be obtained under Section 24(b) below; (xi) costs of transfers of Merchandise during the Sale Term, other than transfers of On Order Merchandise to the Stores; (xii) Store trash removal; (xiii) personal property taxes for Merchandise located at the Stores pro rated for the period of time that the Agent is operating at such Stores, but in no event in excess of $100,000; (xiv) all housekeeping and cleaning expenses related to the Stores, which housekeeping and cleaning services shall be performed by Agent (including cleanliness and frequency) in a manner consistent with Merchant's present practices; (xv) all travel expenses payable to Merchant's employees relating to travel by such employees at the direction of the Agent, which shall include, without limitation, the cost of transferring Merchant's employees between Stores; (xvi) all costs and expenses of providing such additional Store-level services which the Agent in its reasonable discretion considers appropriate;
(xvii) subject to Merchant's compliance with the last sentence of Section 13 hereof, the sum of $10,000 per week during the Sale Term (pro rated for a period less than a week) for access to and use of Merchant's central office facilities, services and personnel; and (xviii) any other expenses directly attributable to the Sale, including additional Supplies, and any other expenses expressly required to be paid by Agent pursuant to this Agreement. To the extent that any Expenses of Sale are advanced by Merchant, Agent shall reimburse Merchant the total amount of same promptly following receipt of invoices therefor.

                  (b) All cash Proceeds shall be deposited by Agent in agency accounts established by Agent (the "Agency Accounts"). Agent shall exercise sole signatory authority and control with respect to the Agency Accounts. Merchant shall promptly upon Agent's request execute and deliver all necessary documents to open and maintain the Agency Accounts.

                  (c) Agent shall establish merchant identification numbers under Agent's name and shall process all credit card Proceeds under such numbers for Agent's account, and Merchant shall cooperate with Agent in such regard. Notwithstanding the foregoing, for a period not to exceed the first seven (7) days of the term of the Sale (or, with Merchant's consent (which consent will not be unreasonably withheld) a longer period), Agent shall have the right (but not the obligation) to use Merchant's credit card facilities (including Merchant's credit card terminals and processor(s), credit card processor coding, merchant identification number(s) and existing bank accounts) for credit card Proceeds. In the event that Agent elects so to use Merchant's credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent's account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card processor(s), and shall take such other actions reasonably necessary to process credit card transactions under Merchant's merchant identification number(s). Merchant shall deposit all credit card Proceeds actually received from Merchant's credit card processor(s) into a designated account and shall transfer such Proceeds to Agent daily (on the date received by Merchant if received prior to 12:00 noon, or otherwise within one business day) by wire transfer of immediately available funds. Merchant shall not be responsible for and Agent shall pay as an Expense of Sale hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received prior to or after the End Date.

         7. Sales Taxes.

                  (a) During the Sale, Agent shall collect all sales, excise and gross receipts taxes (but not income taxes) (collectively, the "Sales Taxes") payable to any taxing authority having jurisdiction, which taxes shall be added to the sales price and be paid by the customer at the time Merchandise is purchased. Agent shall pay to Merchant by wire transfer the amount of the Sales Taxes collected four (4) days prior to the due date and Merchant agrees to deposit such taxes in Merchant's own name, such funds to be used solely for payment of Sales Taxes when due. Merchant shall file all necessary tax returns, reports and forms for Sales Taxes. Merchant will be given access to the computation of gross receipts for verification of all Sales Tax collections, and Agent warrants the accuracy of all information Agent provides to Merchant relating to Sales Taxes.

                  (b) Provided Agent complies with its obligations under Section 12(a) hereof to collect and remit the Sales Taxes to Merchant, Merchant shall indemnify and hold Agent harmless from and against any and all costs (including, but not limited to, reasonable attorneys' fees), assessments, fines or penalties which Agent actually sustains or incurs as a direct or indirect result or consequence of the failure by Merchant to pay the Sales Taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with taxing authorities any and all returns, reports and other documents required by applicable law to be filed or delivered to such taxing authorities. The Agent shall indemnify and hold Merchant and its officers, directors and other "responsible persons" (as such term or similar term is defined under the law of the applicable taxing jurisdiction) harmless from and against any and all costs including, but not limited to, reasonable attorney's fees, assessments, fines or penalties which Merchant and its officers, directors and other "responsible persons" (as such term or similar term is defined under the law of the applicable taxing jurisdiction) actually sustain or incur as a direct or indirect result or consequence of the failure by the Agent to fulfill its obligations under Section 12(a) hereof.

         8. Use of Fixtures, Supplies, Trade Names, Logos, Customer Lists and Central Office Services.

                  Agent shall have the right to use in connection with the Sale, without any charge, all furniture, equipment, fixtures and supplies, including, but not limited to, bags, boxes, twine, paper and similar sales materials ("Supplies"), located at the Stores on the Start Date. Agent shall have no obligation to account to Merchant for any of the Supplies used during the Sale, but all Supplies remaining in the Stores on the End Date shall be left on the Store premises and remain Merchant's property. In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide such additional Supplies to Agent, if available and not required for use by Merchant in the Remaining Stores, for which Agent shall reimburse Merchant at Merchant's cost plus shipping costs. Merchant covenants and warrants that it has not and will not remove any Supplies from the Stores in contemplation of this Agreement other than by use of Supplies in the ordinary course of business prior to the Sale; provided, however, that Merchant does not warrant that the existing Supplies in the Stores as of the Start Date are adequate for the purposes of the Sale. In addition, Agent shall be granted a limited license and right to use until the End Date the trade names, logos and customer lists solely relating to and used in connection with the operation of the Stores and solely for purpose of advertising the Sales in accordance with the terms of this Agreement. Merchant shall have the right to approve all direct mailing advertising proposed to be used by Agent prior to Agent's distribution thereof, which approval, in the case of any such mailings to be used in markets in which Merchant does not operate a Remaining Store, shall not be unreasonably withheld. Agent shall have the right to use Merchant's central office facilities, central and administrative services and personnel to perform the functions described in Exhibit E attached hereto in a manner mutually acceptable to Merchant and Agent, provided that the same shall not unreasonably disrupt or interfere with ongoing business operations.

         9. Terms of Sales to Customers. All sales to customers shall be for cash or upon bank credit cards (excluding private label cards). All sales shall be advertised as "FINAL," and all sales receipts shall be marked "FINAL." Any consumer complaints or other matters relating to periods or sales prior to the Start Date (e.g., gift certificates, layaways, credits, returns) shall be referred to a designated representative of Merchant.

         10. Return of Merchandise. During the Sale, Agent shall not accept returns of merchandise sold by Merchant from the Stores prior to the Start Date.

         11. Merchant's Expenses. During the Sale, Merchant shall be responsible for payment of the following items, none of which shall be deemed an Expense of
Sale: (i) all occupancy costs, including rent, percentage rent, utilities (excluding only telephone costs), common area charges, real and personal property taxes (except as otherwise expressly provided above), insurance (except as otherwise expressly provided above), sewage costs and costs and expenses relating to the furniture, fixtures, equipment and leasehold improvements, including, but not limited to, lease payments, service contracts, repair costs and finance charges (all of the foregoing, collectively, the "Occupancy Costs");
(ii) any Benefits in excess of the Fringe Benefit Cap; (iii) all other employee benefits, including but not limited to union dues, termination pay, pension benefits, severance pay, vacation pay, sick leave or pay, maternity leave or pay, and WARN claims (if any); (iv) major maintenance and structural repair; and
(v) any other expenses not directly attributable to the Sale and any other expenses expressly required to be paid by Merchant pursuant to this Agreement. To the extent that any expenses of Merchant under this Agreement are advanced by Agent, Merchant shall reimburse Agent for the total amount of same promptly following receipt of invoices therefor.

         12. Reporting; Right of Access. Agent shall furnish Merchant with weekly reports including, without limitation, reports that comply with the Merchant's current reporting to its central office, reflecting the progress of the Sale which shall specify the Proceeds received to date, and shall furnish Merchant with such other information regarding the Sale as Merchant reasonably requests. During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores so long as they do not interfere with the conduct of the Sale.

         13. Fixtures. If requested by Merchant, Agent shall advertise in the context of advertising for the Sale that Fixtures in the Stores are for sale, and shall contact and solicit known purchasers and dealers of furniture and fixtures. In consideration of providing such services, Agent shall retain a commission of ten percent (10%) of the sales of all Fixtures sold by Agent, not including sales taxes. Merchant shall notify Agent if any Fixtures are to be excluded from Sale and shall have the right to determine the sales prices for all Fixtures. On the End Date, Agent shall account and pay, in an amount equal to the liquidation value, for any missing Fixtures as shown on the Fixtures List; provided, however, that Agent shall have no liability for any missing shopping carts provided that the aggregate number of missing shopping carts is within ten percent (10%) of the number of such shopping carts set forth on the Fixtures List. Agents right to the use of Fixtures during the Sale shall be subject to the sale of such Fixtures in accordance with this Section 18; provided, however, that no Fixtures sold during the Sale which are reasonably required by Agent to conduct the Sale shall be removed during the Sale.

         14. Letter of Credit. In order to secure all of Agent's obligations under this Agreement, including the unpaid portion of the Guaranteed Amount, and in addition to Agent's indemnification obligations under this Agreement, the Agent shall furnish to Merchant, on the Start Date, an irrevocable standby Letter of Credit in the original face amount equal to the sum of (i) 25% of the estimated Guaranteed Amount, plus (ii) $8,000,000 (the "Letter of Credit") for the benefit of Merchant and its officers, directors and other "responsible persons" (as such term or similar term is defined under the law of the applicable taxing jurisdiction), issued by Wells Fargo Bank, N.A. and National City Bank, Columbus Ohio or other similar national bank reasonably acceptable to Merchant. At Agent's request (which request shall not be made more frequently than bi-weekly), Merchant shall take all actions reasonably required to reduce the amount available to be drawn under the Letter of Credit by amounts credited against the Guaranteed Amount pursuant to the last sentence of Section 8(b) hereof. On the sixtieth (60th) day after the End Date, the Letter of Credit shall automatically be reduced to an amount equal to five million dollars ($5,000,000), which Letter of Credit shall have an expiry date of six months after the End Date (the "Reduced Letter Of Credit"). The Reduced Letter of Credit shall be used only to secure Agent's obligations for the payment of Sales Taxes and chargebacks, if any.

         15. Merchant's Warranties and Representations and Covenants. Merchant hereby warrants and represents as follows:

                           (a)  Merchant  is a  corporation,  duly  and  validly
existing and in good standing under the laws of the Commonwealth of Virginia, except for any such failure to be in good standing resulting from the failure of Merchant to pay franchise taxes. Merchant is, and during the Sale will be, authorized and duly qualified to do business and is in good standing in all jurisdictions in which the Stores are located, except for any such failure to be in good standing resulting from the failure of Merchant to pay franchise taxes.

                           (b)  Except  as  affected  by the  provisions  of the
Bankruptcy Code or as otherwise determined by the Bankruptcy Court or provided for in the Approval Order, as of the date of entry of the Approval Order (i) this Agreement and all other documents executed by Merchant in accordance with this Agreement are the valid and binding obligations of Merchant enforceable in accordance with their terms; (ii) Merchant has taken all necessary corporate action required to authorize the execution, performance and delivery of this Agreement and related documents; (iii) no court order or decree of any federal, state or local government authority, or other action known to Merchant, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Agreement; and (iv) the consent of any person or entity (other than the Bankruptcy Court), including any landlord, is not required with respect to the transaction contemplated herein.

                           (c) Merchant  owns and will own at the Start Date and
during the Sale good and marketable title to all of the Merchandise, free and clear of all liens, claims and encumbrances of any nature except for presently existing liens which, in accordance with the Approval Order shall attach only to the Guaranteed Amount.

                           (d)  Except  with   respect  to  the   ordering   and
replenishment of new merchandise for the Stores, since August 1, 1996, Merchant has operated and shall, up to the Start Date, continue to operate the Stores in the normal and ordinary course (including, but not limited to pricing practices and policies) and in a manner consistent with past practices and the practices at Merchant's stores which are not closing, and except with respect to goods excluded from the Merchandise hereunder, has not and shall not ship, receive or transfer goods to or from any of the Stores except in the ordinary course of business and consistent with past practices and the terms of this Agreement. Since August 1, 1996, Merchant has not conducted any promotions or advertised sales at the Stores, except promotions and sales in the ordinary course of business, copies of which promotions and advertised sales have been provided by Merchant to Agent and which are listed by publication and date in Exhibit F attached hereto.

                           (e) No actions or  proceedings  have been  instituted
against Merchant or, to the best of Merchant's knowledge, have been threatened, preventing or which may prevent the consummation of the transactions contemplated by this Agreement.

                           (f)  No  broker   contributed   to  the   transaction
contemplated by this Agreement, nor is any broker entitled to any commission thereon. Merchant shall hold Agent harmless from and against all claims, demands, suits and judgments for brokers fees arising out of this Agreement and attributable to the actions of Merchant.

                           (g) The  Inventory  Value  shall  not be less than an
aggregate of $169,200,000 or more than an aggregate of $206,800,000 for all Stores on the Start Date.

                           (h) Since August 1, 1996, Merchant has maintained its
pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein, except for the promotions and sales described in Section 20(d). All such pricing files and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein.

                           (i) As of  the  Inventory  Date,  all  normal  course
permanent markdowns on inventory located at the Stores will have been taken on a basis consistent with Merchant's historical practices and policies and on a basis consistent with markdowns taken at the Remaining Stores.

                           (j)  Merchant  shall  ticket  or mark  all  items  of
inventory received at the Stores prior to the Start Date (including, without limitation, all On Order Merchandise), in a manner consistent with similar
Merchandise located at the Stores and the Remaining Stores and in accordance with Merchant's historic practices and policies relative to pricing and marking inventory; provided, however, that consistent with such historic practices and policies, all or a portion of such Merchandise may not physically display the price of such merchandise.

                           (k) Since August 1, 1996,  all point of sale activity
at the Stores has occurred and will occur up to the Start Date in the ordinary course of business and consistent with promotions described in Section 20(d).

                           (l)  Merchant  covenants  to  continue to operate the
Stores in the ordinary course of business from the date of this Agreement to the Start Date, (i) selling inventory during such period at customary prices, (ii) not promoting or advertising any sales relating to the Stores or in-Store promotions (including POS promotions) to the public other than as set forth in Exhibit (F) attached hereto), (iii) not voluntarily returning inventory that shall constitute Merchandise located at the Stores to vendors, (iv) not transferring supplies or inventory that shall constitute Merchandise between or among Stores, Remaining Stores and the Merchant's distribution centers, except as expressly permitted herein, and (v) not making any management personnel moves or changes at the Stores without Agent's prior written consent (which consent will not be unreasonably withheld).

                           (m)  To  the  best  of  Merchant's   knowledge,   all
Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards. To the extent presently existing and available, Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the taking of the inventory at the Stores.

                           (n)  Throughout  the Sale Term,  the Agent shall have
the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores, and the services provided at the Stores, subject to the terms of Store leases and other agreements, all of which are made reasonably available by Merchant to Agent prior to the Start Date, except to the extent the same are modified by the Approval Order. Merchant shall throughout the Sale Term maintain in good working order, condition and repair, at its sole expense, (except to the extent resulting from Agent's negligence, wrongful acts or omissions, in which event Agent shall bear such expense as an Expense of Sale), all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores.

                           (o)  Merchant  had  paid  and  will  continue  to pay
throughout the Sale Term, all undisputed post-petition obligations in respect of self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

                           (p)  Merchant  has not and shall not  throughout  the
Sale Term take any actions the result of which is to increase salaries or other amounts payable to employees, other than increases to minimum wage as required by applicable law.

                           (q) Except as disclosed on Exhibit G attached  hereto
(i) Merchant is not a party to any collective bargaining agreements with its employees, (ii) to the best of Merchant's knowledge, no labor unions represent Merchant's employees at the Stores, and (iii) to the best of Merchant's knowledge, there are currently no strikes, work stoppages or other labor disturbances affecting the Stores, Merchant's central office facilities or distribution centers.

                           (r) As of the  date of this  Agreement,  Merchant  is
current in the payment of all undisputed post-petition utility, tax, insurance and advertising liabilities. Merchant agrees that in the event that Agent receives notice that any such undisputed post-petition liability is overdue and, as a direct result of such nonpayment, Agent is unable to advertise the Sale with any newspapers, magazines, radio or television stations or other media providers which target or serve the market areas of the Stores or is unable to obtain Merchant's contract rate with any such provider, Merchant shall immediately pay such post-petition, undisputed applicable balances in full.

         16. Agent's Warranties, Representations and Covenants. Agent hereby warrants and represents as follows:

                           (a) SBC is a limited liability corporation,  duly and
validly existing and in good standing under the laws of the State of Delaware. SBC is, and during the Sale will be, authorized and duly qualified to do business in the State of Delaware and in each jurisdiction where the failure to so qualify would have a material adverse effect on SBC's ability to perform hereunder. ACG is a corporation, duly and validly existing and in good standing under the laws of the State of Delaware. ACG is, and during the Sale will be, authorized and duly qualified to do business in the State of Delaware and in each jurisdiction where the failure to so qualify would have a material adverse effect on ACG's ability to perform hereunder.

                           (b)  (i)  This  Agreement  and  all  other  documents
executed by Agent in accordance with this Agreement are the valid and binding obligations of Agent enforceable in accordance with their terms; (ii) Agent has taken all necessary action required to authorize the execution, performance and delivery of this Agreement and related documents; (iii) no court order or decree of any federal, state or local government authority, or other action known to Agent, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Agreement; and (iv) the consent of any person or entity is not required with respect to the transaction contemplated herein.
(c) There is no outstanding order, judgment, injunction award or decree of any court, governmental or regulatory body or arbitration tribunal by which the Agent is bound which would materially interfere with this transaction, and there shall be no action, suit, claim, legal, administrative or arbitral proceedings or investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Agent which would, if determined adversely to the Agent, be likely to have a material adverse effect upon the transactions contemplated hereby, nor to the best of Agent's knowledge, are there any facts which are likely to give rise to any such action, suit, claim or legal, administrative or arbitral proceeding or investigation.

                           (c)  No  broker   contributed   to  the   transaction
contemplated by this Agreement, nor is any broker entitled to any commission thereon. Agent shall hold Merchant harmless from and against all claims, demands, suits and judgments for brokers fees arising out of this Agreement and attributable to the actions of Agent.

                           (d) No actions or  proceedings  have been  instituted
against Agent or, to the best of Agent's knowledge, have been threatened, preventing or which may prevent the consummation of the transactions contemplated by this Agreement.

                           (e)  In  conducting  the  Sale  contemplated  by  the
Agreement, Agent shall comply with all applicable federal, state and local laws, ordinances, rules and regulations with respect to such Sale, except for such laws, ordinances, rules and regulations which have been superseded by the Approval Order.

                           (f) As of September 30, 1996,  Agent had tangible net
worth in excess of one million dollars ($1,000,000).

         17. Conditions Precedent. As an express condition precedent to all of Merchant's and Agent's obligations hereunder:

                           (a) Merchant  shall have obtained the Approval  Order
by October 25, 1996 and the Approval Order shall not have been stayed nor shall an application for a stay of the Approval Order be pending;

                           (b)  Merchant  shall have  received  the  payments on
account of the Guaranteed Amount provided in Section 8(b) hereof and the Letter of Credit provided in Section 19 hereof; and

                           (c)  All  the   representations   and  warranties  of
Merchant and Agent made hereunder are and shall continue to be true and correct in all material respects, and neither Merchant nor Agent shall have breached any of its respective covenants or agreements hereunder.

         18. Competing Store Closing Sales. During the Sale, neither Merchant nor any affiliate of Merchant shall run a store closing or similar sale for all Merchandise located at any store trading under the Best trade name within the market area of any of the Stores without the prior written approval of Agent, which approval shall not be unreasonably withheld.

         19. Insurance.

                           (a) Merchant at its expense shall  continue until the
End Date, in such amounts as Merchant currently has in effect, all of Merchant's liability insurance policies, including but not limited to, comprehensive public liability policies covering injuries to persons and property in or in connection with Merchant's operation of the Stores and, from and after the Start Date, shall cause Agent to be named as additional insured, as its interests may appear, with respect to all such policies. On or before the Start Date, Merchant shall deliver to Agent certificates evidencing such insurance policies, setting forth the duration thereof and the naming of Agent as an additional insured, as its interests may appear, in accordance with the provisions hereof, all in form reasonably satisfactory to Agent. Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts under such policies except in the event liability arises by reason of the wrongful acts or omissions or negligence of Agent or Agent's employees, agents or independent contractors, in which event such amounts shall be the responsibility of the Agent.

                           (b) Agent shall purchase on behalf of Merchant, as an
Expense of Sale hereunder, liability insurance coverage, which shall continue in effect until the End Date, with limits in the amount of one million dollars ($1,000,000) per occurrence, two million dollars ($2,000,000) general aggregate per location, with excess umbrella coverage with limits of fifteen million dollars ($15,000,000), which shall include, but not be limited to, comprehensive public liability policies covering injuries to persons and property in or in connection with the operation of the Stores from and after the Start Date and until the End Date. Agent shall be named as an additional insured, as its interests may appear, with respect all such policies. On or before the Start Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof, all in form reasonably satisfactory to Merchant. Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts under such policies except in the event liability arises by reason of the wrongful acts or omission or negligence of Merchant or Merchant's employees, agents (other than Agent or Agent's employees, agents or independent contractors) or independent contractors, in which event such amounts shall be paid by Merchant.

                           (c)  At  Agent's   expense  as  an  Expense  of  Sale
hereunder, Merchant shall continue its current property insurance on the Merchandise in a total amount at least equal to the cost value thereof, with the existing or, in Agent's discretion (and at Agent's expense) more favorable deductibles. From and after the Start Date, said coverage will contain a loss payable clause in Agent's favor. In the event of a loss to the Merchandise included in the Inventory Value occurring on or after the Start Date, the proceeds of such insurance attributable to the Merchandise shall be paid to Agent and such proceeds shall be included as part of the Proceeds. On or before the Start Date, Merchant shall deliver to Agent certificates evidencing such insurance policies, setting forth the duration thereof and the naming of Agent as a loss payee in accordance with the provisions hereof, all in form reasonably acceptable to Agent. Agent shall be responsible for the payment of all deductibles or self-insured amounts under such policies except in the event liability arises by reason of the wrongful acts, omissions or negligence of Merchant or Merchant's employees, agents and independent contractors (other than Merchant's employees, agents and independent contractors under the direct supervision of Agent), in which event such amounts shall be paid by Merchant.

                           (d)  Merchant  shall  at all  times  during  the Sale
maintain in full force and effect Worker's Compensation Insurance in compliance with all statutory requirements.

                           (e) A list of all of  Merchant's  insurance  policies
currently in effect setting forth the name of the insurer, the type of policy, the limits of coverage, deductibles and self-insurance amounts is set forth on Exhibit H hereto.

         20. Agent's Right of Access and Usage of Equipment. Merchant agrees to grant and provide Agent peaceful and quiet possession of the Stores during the Sale subject to the terms of the Store leases, except as modified by the Approval Order, and to take no action relating to the Stores which would disturb such possession, including any action to modify or terminate any existing ADT or similar security system or cash register maintenance agreements or remove any of the furniture, fixtures or equipment from the Stores, except to the extent that any Fixtures are sold during the Sale as provided for in Section 20 hereof. Merchant agrees to maintain in operation at the expense of Merchant (except as provided for above) for the benefit of Agent (i) the point of sale equipment in the Stores during the period of the Sale and (ii) the management information systems during the period of the Sale and for a period of ten (10) days after the End Date. Agent shall have reasonable access to such systems for the purposes of preparing any reports, monitoring the progress of the Sale, rendering the accountings required hereunder, and for such other information reasonably required to conduct the Sale.

         21. Indemnification.

                           (a)  In   addition   to  the  other   indemnification
obligations of the parties provided for in this Agreement, Merchant agrees to indemnify and defend and hold harmless Agent from any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, costs and expenses, asserted against, resulting to or imposed upon Agent, directly or indirectly, by reason of or resulting from the following by Merchant: (i) any material breaches or failure to comply with any of the agreements, covenants, representations or warranties contained in this Agreement, (ii) any negligent or wrongful acts or omissions of Merchant or its employees, agents or independent contractors (other than Merchant's employees, agents or independent contractors under Agent's direct supervision), or (iii) any failure to pay any and all obligations under this Agreement.

                           (b)  In   addition   to  the  other   indemnification
obligations of the parties provided for in this Agreement, Agent agrees to indemnify and defend and hold harmless Merchant from any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, costs and expenses, asserted against, resulting to or imposed upon Merchant, directly or indirectly, by reason of or resulting from the following by Agent: (i) any material breaches or failure to comply with any of the agreements, covenants, representations or warranties contained in this Agreement, (ii) any negligent or wrongful acts or omissions of Agent or its employees, agents or independent contractors, or (iii) any failure to pay any and all obligations under this Agreement, including without limitation, the Guaranteed Amount, the reimbursement of Expenses of Sale.

         22. Events of Default. The following shall be "Events of Default" hereunder:

                           (a)  Merchant  or Agent  shall  fail to  perform  any
material obligation hereunder if such failure remains uncured for five (5) days after written notice thereof; or

                           (b)  any  representation  or  warranty  made  by  the
Merchant or Agent proves untrue when made; or

                           (c) the Sale is  terminated  at a Store  for  reasons
other than a default, breach or other action by the Agent that is not authorized hereunder. Any party's entitlement to damages or equitable relief on account of an Event of Default shall be determined by the Bankruptcy Court.

         23. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflicts of laws principles thereof, except where governed by the provisions of the Bankruptcy Code.

         24. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to this transaction and supersedes and cancels all prior agreements including, but not limited to all proposals, letters of intent or representations, written or oral, with respect thereto.

         25. Amendments. This Agreement may not be modified except in a writing executed by each of the parties.

         26. Successors and Assigns. This Agreement shall not inure to the benefit of, nor shall it be assignable to, any person or entity other than Merchant and Agent. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors in interest of the respective parties hereto.

         27. Notices. All notices under this Agreement shall be sent by hand, by reputable overnight courier service or by facsimile to:

                           (a) Merchant at the address  listed on the first page
hereof, to the attention of W. Edward Clingman,  Jr., Esquire  (facsimile number
(804) 261-2490), with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Adam C. Rogoff, Esquire (facsimile number
(212) 310-8007); and

                           (b) Agent,  at the  address  listed on the first page
hereof to the attention of Scott Bernstein (facsimile number (516) 829-2404) and Alan Cohen (facsimile number (212) 371-2769) with a copy to Battle Fowler LLP, 75 East 55th Street, New York, NY 10022, Attention: Lawrence Mittman, Esquire (facsimile number (212) 856-7807).

         28. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Such execution may be by facsimile. Any party signing via facsimile shall forward an original hard copy of such signature to the other party, but the failure to send said original signature shall not affect the enforceability of this Agreement against such party, the parties hereto agreeing that a facsimile signature may be treated as an original signature hereunder.

                                  (END OF PAGE)

         29. Section Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any of the provisions of this Agreement.

         Please acknowledge your acceptance hereof by signing a copy and returning it to us.

                                    Very truly yours,

                                    SCHOTTENSTEIN BERNSTEIN CAPITAL
                                     GROUP, LLC


                                    By:  s/Scott H. Bernstein
                                             Name: Scott H. Bernstein
                                             Title: Vice President


                                    ALCO CAPITAL GROUP, INC


                                    By:  s/Bernard M. Baldomar
                                             Name: Bernard M. Baldomar
                                             Title: Secretary


ACCEPTED THIS 10th DAY OF
OCTOBER, 1996

BEST PRODUCTS CO., INC.


By:  s/Daniel H. Levy
Name:
Title:

                                    EXHIBIT A

                               LIST OF THE STORES

STORE                  STORE
NUMBER                  NAME


104                  Eatontown, NJ
135                  Cherry Hill, NJ
169                  Springfield, PA
307                  Atlantic City, NJ
158                  Springfield, VA
17                   Raleigh, NC
129                  Sandusky, OH
171                  Kentwood, MI
175                  Wyoming, MI
56                   Montclair,  CA
57                   West  Covina,  CA
58                   Santa Ana, CA
59                   Westminster,  CA
66                   Cerritos
80                   Torrance, CA
81                   Mission Viejo, CA
82                   Riverside,  CA
90                   Oceanside, CA
91                   La Mesa, CA
125                  Northridge, CA
134                  San Bernadino, CA
151                  Thousand Oaks, CA
167                  Ventura, CA
202                  Anaheim, CA
322                  Las Vegas, NV
323                  Henderson, NV
38                   Campbell,  CA
40                   S.  Sacramento,  CA
47                   San Jose, CA
48                   Mountain  View, CA
54                   Pleasant Hill, CA
62                   Stockton, CA
118                  Pleasanton, CA
119                  Pinole, CA
164                  San Leandro, CA
562                  Farmington, NM
212                  Bellevue, WA
214                  Lynnwood, WA
217                  Tacoma, WA
219                  Bellingham, WA
220                  Spokane, WA
222                  Federal Way, WA
223                  Olympia, WA
224                  Tri Cities, WA
226                  Everett, WA
230                  Milwaukie, OR
232                  Beaverton, OR
234                  Grosham, OR
235                  Eugene, OR
236                  Salem, OR
237                  Spokane Valley, WA
314                  Tukville, WA
319                  Puyallup, PA
320                  Silverdale, WA
345                  Tannasbourne, OR
131                  Sioux Falls, SD
132                  Rapid City, SD
142                  Bismark, ND
143                  Grand Forks, ND
411                  Aurora, CO
412                  Lakewood, CO
413                  Westminster, C0
416                  Missoula, MT
418                  Great Falls, MT
420                  Littleton, CO
423                  Cheyenne, WY
424                  Fort Collins
426                  Boulder, CO
430                  SW Denver, CO
507                  Lewiston, ID
23                   N. San Antonio, TX
32                   Corpus Christi, TX
35                   Lubbock, TX
46                   Amarillo, TX
71                   W. San Antonio, TX
105                  El Paso, TX
313                  N. Austin, TX
342                  Kileen, TX
553                  W. Tucson, AZ
554                  E. Tucson, AZ
556                  Yuma, AZ

                                    EXHIBIT B

                  GUIDELINES FOR CONDUCT OF STORE CLOSING SALES

                             BEST PRODUCTS CO., INC.





                  The sale shall be conducted so that the subject Store remains open during that Store's normal hours of operation provided for in the lease for that Store, and the existing terms of Merchant's leases for the Stores shall control (i) the operation of the Stores during the Store Closing Sales and (ii) the conduct of the Store Closing Sales, except as otherwise expressly provided for in the Approval Order (including these Guidelines).


                  The Sale shall be conducted in accordance with applicable state and local "Blue Laws".

                  The Agent shall not use flashing lights or any type of amplified sound on the leased premises or on any common areas to advertise the Sales or solicit customers for the Sale at that Store.

                  A Sale shall end no later than December 31, 1996, except as otherwise provided for in the Agreement. The Agent shall give notice to the affected landlord, as soon as practicable, as to the anticipated end date for the Sale.

                  At the conclusion of a Sale, the Agent shall vacate the Stores in broom-clean condition, except for the removal of furniture, fixtures, equipment and remaining supplies, and shall leave the Stores in the same condition as on the commencement of the Sales, ordinary wear and tear excepted.

                  After the commencement of the Store Closing Sales, Agent shall not augment or otherwise bring any new merchandise into the Stores, other than merchandise presently owned by Merchant or On-Order Merchandise from Merchant's existing vendors.

                  With respect to the advertising of the Store Closing Sales, Merchant and/or Agent may not use the term "Going Out of Business" but shall be permitted to promote and advertise the Sale as a "Store Closing" and "Bankruptcy Court Authorized Store Closing Sale", including, without limitation, by means of electronic and print media advertising and in-Store and exterior signage (i.e., banners, A-frame, display and hanging signs); provided that all such signage shall be professionally lettered, and all banners and hanging signs shall be hung in a professional manner.

                  With respect to any Store located in a mall, store front signs must be on a pedestal or hung inside the Store at least one (1) foot from the window and there may be no more than one sign for every eight feet of window. Nothing contained herein shall be construed to create or impose upon the Agent any additional restrictions not contained in the applicable lease agreement.

                  Conspicuous signs shall be posted at the Stores to the effect that all sales are "final."

                  The Agent shall not make any alterations to the storefront or exterior walls of any of the Stores (including the removal of Store signs).

                  The Agent shall not make any alterations to interior or exterior Store lighting.

                  The Agent shall keep Store premises and surrounding areas clean and orderly consistent with present practices.

                  The landlord of the Store shall have reasonable access to the Store premises upon conclusion of the Sales solely for the purpose of dressing Store windows to minimize the appearance of a dark Store.

                  Merchant and/or Agent shall not, without further authorization of the Bankruptcy Court, conduct an auction for the sale of Fixtures in the Stores. Merchant, however, reserves its right to request, upon notice to creditors, authorization by the Bankruptcy Court to auction any Fixtures remaining unsold at the end of the Store Closing Sales.

                  Except as modified by these guidelines, or any order of the Bankruptcy Court in which the Merchant's chapter 11 case is pending, all provisions of any lease with respect to the affected premises shall remain in full force and effect.

                  Removal by the Agent of inventory or equipment must be before or after regular business hours of the Store, so as not to disrupt the operations of other tenants or disturb customers, and in a manner reasonably satisfactory to Store's landlord.

                  The Agent shall not remove from any Store any property so affixed to the real estate that an interest therein arises under real estate law (i.e., "fixtures" within the meaning of the Uniform Commercial Code).

                  All defined terms shall have the meaning ascribed to same in the Approval Order and the Agreement.

                                    EXHIBIT C

                         INVENTORY SERVICE INSTRUCTIONS

Intentionally left blank upon execution of Agreement. To be completed upon mutual agreement after Approval Order is signed by the Bankruptcy Court.

                                    EXHIBIT E

                         Central Administrative Services

Daily sales information, including:

   *   gross sales, net sales and discount by category
   *   sales tax reporting
   * sales by store, by department and by week only for comparable periods last year

Daily cash reconciliation, including:

   *   cash management and reconciliation prepared by Agent on a daily basis
   *   credit card processing and management (if applicable)
   *   daily deposit information to reconcile weekly

Weekly payroll processing and management, including detailed accounting of hours and benefits and presently performed payroll functions.

Physical inventory taking and management, including management and tracking of inventory transfers and receipts.

Management of POS to manage the sales process, including downloading of discounts (by SKU and/or by department) throughout the term of the Sale.

Access and analysis of current SKU, price and cost files, including all information on which IVAL and Maintained Markup reports are based.

                                  EXHIBIT 2(b)

                             EXCLUDED ASSET SCHEDULE



1. All causes of action, rights, claims and counterclaims that Best may have: (a) against present and former employees, officers, directors, shareholders, professional advisors, and lenders; (b) arising under the terms of this letter and definitive agreement to be entered by the parties hereto; (c) that can be used as a defense against any claim asserted in Best's bankruptcy; or (d) not reflected on books and records of the Company which relate to matters arising prior to the Closing;

2. All cash in excess of $5,000,000, and all cash, rights, and claims received by Best pursuant to, and arising out of, the terms of the Initial Agreement;

3.       All amounts on deposit in sales tax depository accounts;

4. All vendor receivables, including debit memos, arising before September 24, 1996;

5. All prepaid amounts for workers' compensation, and insurance policies and programs;

6.       All tax refunds;

7. All documents that are subject to the attorney client privilege or work product immunity.

8. At Best's option, all federal, state and income tax records of Best, whether in documentary or electronic form.

                     EXHIBIT 2(c) ASSET ADJUSTMENT SCHEDULE


I.                Projected September 30 Book Assets and L/C Inventory
                  ----------------------------------------------------
                                               (000's)

                  Cash                                             $  5,000
                  Inventory                                        $479,888 A
                  L/C Inventory (before
                   adjustment for import costs)                    $ 61,694 B
                  Other Current Assets                             $ 20,465
                  Equipment and Leasehold Imports                  $ 77,259
                  Other Assets                                     $  9,515


II.               Adjustment Percentages

                  Cash                                                     100%
                  Inventory and L/C Inventory        68.5%


III.              Inventory and L/C Inventory Difference Calculation

                  Equals the difference between (I) the sum of A plus B and (II) physical inventory pursuant to the initial agreement plus the physical inventory at Closing (including layaway merchandise) plus in-transit domestic inventory where Best has title and has or will be obligated to pay for merchandise plus L/C inventory where Best will be obligated to pay for merchandise plus capitalized freight calculated in accordance with the Company's past policies minus valuation reserves calculated in accordance with the Company's past policies.


IV.               Equipment and Leasehold Improvements Adjustment

                  $25,000 per store reduction in price (excluding jewelry stores), where equipment and fixtures cannot be conveyed.

                  If Best cannot convey movable furniture, fixtures, and equipment in the headquarters and distribution centers, then Best shall retain such furniture, fixtures, and equipment and reduce the transfer price by one million dollars. SBA will be responsible for any removal costs associated with fixtures conveyed.

V.                Other Assets

                  If assets held for resale are not delivered, Transfer Price will be reduced by 90% of the book value for the Chula Vista property, and $1,000,000 for the Toledo property.

VI.               Other Current Assets

                  The Transfer Price will be adjusted by the differences to book values listed below multiplied by the percentages associated with such differences:

                                                                     Adjustment
                                                      Book Value     Percentage
                                                       ($000's)
                  Trade A/R                              1,003           50%
                  Amex A/R                                  24           90%
                  Coupons                                   40          100%
                  Bankcard - BancOne                        33          100%
                  Bankcard - Nabanco                        37          100%
                  Other A/R                                440           50%
                  Freight Claims                           351           50%
                  Prepaid Supplies                         629           25%
                  Prepaid VEBA expenses                    426          100%
                  Prepaid Rent Real Estate               1,941          100%
                  Prepaid Rent Equipment                   152          100%
                  Site Fuel                                105          100%
                  Security Deposits                        128           25%
                  Recovery Claim                           355           25%

                  * Book values will be  calculated  in  accordance  with Best's historical practices.

         EXHIBIT 5(c) -- ADJUSTMENTS TO FLOOR, CEILING AND GUARANTY FEE



1.       Floor    =        (A/$77,600,000) X $40 Million

2.       Ceiling  =        (A/$77,600,000) X $65 Million

3.       Guarantee
         Fee      =        (A/$77,600,000) X $2 Million





A      = Lease  adjustment  numerator per this Exhibit 5(c) for leases assumed by Newco (but subject to subparagraph 5(c) regarding subletting) and leases where Bankruptcy Court does not extend for nine months from Closing the time to assume or reject any Option Lease.

                                    EXHIBIT 9

               VALUE OF WIND-DOWN SERVICES TO BE PROVIDED BY NEWCO


                       (TO BE FURNISHED BY BUSINESSPEOPLE)